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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY















                          AGREEMENT AND PLAN OF MERGER

                                      among

                            KIMCO REALTY CORPORATION,

                 KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST

                                       and

                            MID-ATLANTIC REALTY TRUST

                            Dated as of June 18, 2003


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1 - The Merger....................................................    1
        1.1      The Merger...............................................    1
        1.2      The Closing..............................................    2
        1.3      Effective Time...........................................    2
ARTICLE 2 - Charter and Bylaws Of The Surviving Entity....................    2
        2.1      Charter..................................................    2
        2.2      Bylaws...................................................    2
ARTICLE 3 - Trustees and Officers Of The Surviving Entity.................    2
        3.1      Trustees ................................................    2
        3.2      Officers ................................................    2
ARTICLE 4 - Effects of the Merger; Exchange of Certificates...............    3
        4.1      Conversion of the MART Common Shares ....................    3
        4.2      Effect on Shares of Beneficial Interest of Merger Sub ...    4
        4.3      Exchange of Certificates Representing MART Common Shares.    4
        4.4      Return of Exchange Fund .................................    5
        4.5      Withholding of Tax ......................................    5
ARTICLE 5 - Representations and Warranties of MART .......................    5
        5.1      Existence; Good Standing; Authority; Compliance With Law.    6
        5.2      Authorization, Validity and Effect of Agreements ........    6
        5.3      Capitalization ..........................................    7
        5.4      Subsidiaries ............................................    8
        5.5      Other Interests .........................................    9
        5.6      No Violation ............................................    9
        5.7      SEC Documents ...........................................    9
        5.8      Litigation ..............................................   10
        5.9      Absence of Certain Changes or Events ....................   10
        5.10     Taxes ...................................................   11
        5.11     Books and Records .......................................   14
        5.12     Properties ..............................................   15
        5.13     Leases ..................................................   16
        5.14     Options to Purchase/Brokerage ...........................   18
        5.15     Environmental Matters ...................................   18
        5.16     Employee Benefit Plans. .................................   20
        5.17     Labor Matters ...........................................   21
        5.18     No Brokers ..............................................   21
        5.19     Opinion of Financial Advisor ............................   21
        5.20     Kimco Share Ownership ...................................   21
        5.21     Related Party Transactions ..............................   21

                                      (i)

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  5.22     Contracts and Commitments .....................................  21
  5.23     Development Rights ............................................  22
  5.24     Status of Options to Purchase Real Property and Other
           Agreements to Purchase or Sell Real Property ..................  22
  5.25     Vote Required .................................................  22
  5.26     No Statutory Dissenters' Rights ...............................  22
  5.27     Definition of MART's Knowledge ................................  22
  5.28     Insurance .....................................................  22
  5.29     Rule 16b-3 ....................................................  23
  5.30     Disclosure Controls and Procedures ............................  23
  5.31     HSR Act Filings ...............................................  23

ARTICLE 6 - Representations and Warranties of Kimco ......................  23
  6.1      Existence; Good Standing; Authority ...........................  23
  6.2      Authorization, Validity and Effect of Agreements ..............  23
  6.3      No Violation ..................................................  24
  6.4      Litigation ....................................................  24
  6.5      Definition of Kimco's Knowledge ...............................  24
  6.6      Availability of Funds .........................................  24
  6.7      No Brokers ....................................................  25
  6.8      MART Share Ownership ..........................................  25
  6.9      HSR Act Filings ...............................................  25

ARTICLE 7 - Covenants ....................................................  25
  7.1      Acquisition Proposals .........................................  25
  7.2      Conduct of Business ...........................................  27
  7.3      Preparation of the Proxy Statement; Meeting of Shareholders ...  32
  7.4      Filings; Other Action .........................................  33
  7.5      Inspection of Records .........................................  34
  7.6      Publicity .....................................................  34
  7.7      Further Action. ...............................................  34
  7.8      Expenses ......................................................  35
  7.9      Indemnification ...............................................  35
  7.10     Certain Benefits ..............................................  37
  7.11     Employment and Benefit Matters ................................  38
  7.12     Environmental Matters .........................................  38
  7.13     REIT Status ...................................................  39
  7.14     Internal Restructuring ........................................  39
  7.15     Transactions Relating to MART LP ..............................  39

ARTICLE 8 - Conditions ...................................................  39
  8.1      Conditions to Each Party's Obligation to Effect the Merger ....  39
  8.2      Conditions to Obligation of MART to Effect the Merger .........  40
  8.3      Conditions to Obligation of Kimco to Effect the Merger ........  40

ARTICLE 9 - Termination ..................................................  42
  9.1      Termination ...................................................  42


                                      (ii)

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     9.2      Effect of Termination........................................   43
     9.3      Payment of Termination Amount or Expenses....................   46
     9.4      Extension; Waiver............................................   48

ARTICLE 10 - General Provisions............................................   48

     10.1     Nonsurvival of Representations, Warranties and Agreements....   48
     10.2     Notices......................................................   48
     10.3     Assignment; Binding Effect; Benefit..........................   49
     10.4     Entire Agreement.............................................   50
     10.5     Confidentiality..............................................   50
     10.6     Amendment....................................................   50
     10.7     Governing Law; Jurisdiction and Venue........................   50
     10.8     Counterparts.................................................   51
     10.9     Headings.....................................................   51
     10.10    Interpretation...............................................   51
     10.11    Waivers......................................................   51
     10.12    Severability.................................................   51
     10.13    Enforcement of Agreement.....................................   51
     10.14    Certain Definitions..........................................   52
     10.15    Alternative Structure........................................   52


EXHIBITS

Exhibit A - Form of Voting Agreement

Exhibit B - Budget

Exhibit C - Pro Forma Budget

Exhibit D - Term Sheet Concerning Exchange Offer and Restated and Amended
            Agreement of Limited Partnership of MART LP

Exhibit E - Form of Opinion of Gordon, Feinblatt, Rothman, Hoffberger
            & Hollander LLC



                                      (iii)

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 18, 2003, among Kimco Realty Corporation, a Maryland corporation ("Kimco"), Kimco Acquisition Real Estate Investment Trust, a Maryland real estate investment trust ("Merger Sub") and Mid-Atlantic Realty Trust, a Maryland real estate investment trust ("MART").

                                    RECITALS

         A. The Board of Directors of Kimco and the Board of Trustees of MART each have determined that a business combination between Kimco and MART is in the best interests of their respective companies and shareholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         B. The Board of Trustees of MART has received a fairness opinion from its financial advisor relating to the transactions contemplated hereby that the Merger Consideration (as defined below) is fair from a financial point of view to the holders of MART Common Shares, as more fully described herein.

         C. Kimco and MART intend and agree that, for federal income tax purposes, the Merger (as defined in Section 1.1) will be treated as a taxable sale of assets by MART to Merger Sub, followed immediately by a taxable liquidation of MART under Section 331 of the Internal Revenue Code of 1986, as amended.

         D. As a condition to the willingness of Kimco to enter into this Agreement, the trustees and executive officers of MART have entered into a Voting Agreement, dated as of the date hereof, with Kimco (the "Voting Agreement"), in the form attached as Exhibit A hereto, pursuant to which each such trustee and executive officer has agreed, among other things, to vote his or her shares of beneficial interest of MART in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

         E. Kimco, Merger Sub and MART desire to make certain representations, warranties and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                             ARTICLE 1 - The Merger

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), MART shall be merged with and into Merger Sub in accordance with this Agreement and the separate existence of MART shall thereupon cease (the "Merger"). Merger Sub shall be the surviving entity in the Merger (sometimes



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hereinafter referred to as the "Surviving Entity"). The Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law (the "MRL") (the MRL and the Maryland General Corporation Law ("MGCL") together shall be referred to herein as the "Maryland Law").

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the later of September 15, 2003 and the first business day immediately following the day on which the last of the conditions set forth in
Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, as the parties may agree in writing; but in no event later than the Termination Date (as defined in Section 9.1 hereof). The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger satisfying the requirements of Maryland Law to be properly executed, verified and delivered for filing in accordance with Maryland Law on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with Maryland Law or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with Maryland Law as the effective time of the Merger (the "Effective Time").

             ARTICLE 2 - Charter and Bylaws Of The Surviving Entity

     2.1 Charter. The Declaration of Trust of Merger Sub in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, unless and until duly amended in accordance with applicable law.

     2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, unless and until duly amended in accordance with applicable law.

           ARTICLE 3 - Trustees and Officers Of The Surviving Entity

     3.1 Trustees. The trustees of Merger Sub immediately prior to the Effective Time shall be the trustees of the Surviving Entity as of the Effective Time. In addition, one individual currently serving as a Trustee of MART (to be selected by Kimco in its sole discretion with written notice to MART prior to the closing, subject to the consent of the nominee) shall be appointed to the Board of Directors of Kimco, effective as of the Effective Time, for a term expiring at the next annual meeting of stockholders in 2004, and will be nominated by the Board of Directors of Kimco for election at the next annual meeting of stockholders in 2004, otherwise to hold office in accordance with the charter and bylaws of Kimco.

     3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time.

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          ARTICLE 4 - Effects of the Merger; Exchange of Certificates

     4.1 Conversion of the MART Common Shares.

     (a) At the Effective Time, each common share of beneficial interest, par value $.01 per share, of MART (the "MART Common Shares") issued and outstanding immediately prior to the Effective Time (other than those MART Common Shares to be canceled pursuant to Section 4.1(c)) shall, by virtue of the Merger and without any action on the part of MART, Merger Sub, Kimco or the holders of any of the securities of any of these entities, be converted into the right to receive $21.00 in cash, without interest, plus, in the event the Closing occurs after September 15, 2003, an amount per share equal to the product of (i) $1.24 divided by 365, multiplied by (ii) the number of days that have elapsed following September 15, 2003 and prior to the Closing Date (the "Merger Consideration").

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all MART Common Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any MART Common Shares (a "Certificate") shall thereafter cease to have any rights with respect to such MART Common Shares, except the right to receive the Merger Consideration upon the surrender of such Certificate.

     (c) Each MART Common Share issued and held in MART's treasury at the Effective Time, if any, and each MART Common Share held by Kimco, Merger Sub or any other wholly-owned Subsidiary of Kimco at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

     (d) In connection with the Merger, each outstanding option (collectively, the "MART Options") to purchase MART Common Shares granted under MART's 1993 Omnibus Share Plan or its 1995 Stock Option Plan (together, the "MART Option Plans"), which has not been exercised by the Effective Time, including those MART Options that are not fully vested and exercisable as of the Effective Time, shall, at the Effective Time, be converted into a right to receive at Effective Time, as consideration therefor, cash in an amount equal to the product of (i) the number of MART Common Shares receivable upon exercise of such MART Option and (ii) the excess, if any, of $21.00 over the exercise price per share provided for in such MART Option, which cash payment shall be treated as compensation and shall be net of any applicable Tax (as defined in Section 5.10 hereof), which cash amount shall not exceed $2,300,000 in the aggregate; it being understood that no MART Options shall continue to vest following the Effective Time. Notwithstanding the foregoing, if the exercise price per share provided for in any MART Option equals or exceeds $21.00, no cash shall be paid with regard to such MART Option to the holder of such MART Option. MART shall take all actions necessary to ensure that no MART Options are granted after the date hereof and that all MART Options are terminated as of the Effective Time. The MART Common Shares described in Section 5.3(a) of the MART Disclosure Letter as restricted shares shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such MART Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

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     (e) Promptly following the date hereof, the MART Board of Trustees shall suspend the MART Dividend Reinvestment Plan and Stock Purchase Plan (the "MART DRSPP"). After the date hereof, MART will not issue any MART Common Shares under the MART DRSPP.

     (f) As of the Effective Time, the MART Board of Trustees shall have authorized the amendment of the MART Non-Employee Trustee Deferred Compensation Plan (the "Deferred Compensation Plan") to cease any further deferrals into the deferred stock unit accounts. At the Effective Time, each outstanding stock unit in the Deferred Compensation Plan shall be automatically converted to the Merger Consideration and such amount shall be credited to the deferred money account in the Deferred Compensation Plan. The Deferred Compensation Plan and its related trust will remain in effect after the Effective Time.

     4.2 Effect on Shares of Beneficial Interest of Merger Sub. As of the Effective Time, all shares of beneficial interest of Merger Sub then outstanding shall, by virtue of the Merger and without any action on the part of MART, Merger Sub, Kimco or the holders of any of the securities of these entities, be converted into an aggregate number of shares of beneficial interest of the Surviving Entity equal to the number of MART Common Shares and MART Options issued and outstanding immediately prior to the Effective Time.

     4.3 Exchange of Certificates Representing MART Common Shares.

     (a) Prior to the Effective Time, Kimco shall deposit, or shall cause to be deposited, with an exchange agent selected by Kimco and reasonably satisfactory to MART on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of MART Common Shares and for exchange in accordance with this Article 4, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 4.1 and this Section 4.3 in exchange for outstanding MART Common Shares and MART Options.

     (b) Promptly after the Effective Time, Kimco shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Kimco may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, pursuant to Section 4.1(a) hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MART Common Shares which is not registered in the transfer records of MART, the Merger Consideration may be paid to such a transferee if the Certificate representing such MART Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The Exchange Fund shall be used for no purpose other than the payment of the Merger Consideration.

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     (c) At and after the Effective Time, there shall be no transfers on the stock transfer books of MART of the MART Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged for the Merger Consideration in accordance with this Section 4.3.

     4.4 Return of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of MART six months after the Effective Time shall be delivered to Kimco. Any former shareholders of MART who have not theretofore complied with this Article 4 shall thereafter look only to Kimco for payment of the Merger Consideration. None of Kimco, Merger Sub, MART, the Exchange Agent or any other Person shall be liable to any former holder of MART Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Entity will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     4.5 Withholding of Tax. The Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amount as the Surviving Entity, or any affiliate of the Surviving Entity, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent. In order to avoid withholding of tax pursuant to Section 1445 of the Code on the Merger Consideration to be paid to a MART shareholder, the MART shareholder will be required to deliver to Kimco a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that such MART shareholder is not a "foreign person" as defined in Code Section 1445 (the "FIRPTA Affidavit"). Withholding under Code Section 1445 and Treasury Regulations Section 1.1445-8 at a rate of 35% (or such other rate as may apply in the event of a change in applicable law) will be required with respect to MART shareholders who have not timely supplied such FIRPTA Affidavit.

               ARTICLE 5 - Representations and Warranties of MART

     MART represents and warrants to Kimco and Merger Sub, except as set forth on the disclosure letter delivered by MART to Kimco at or prior to the date hereof (the "MART Disclosure Letter") (with specific reference to the particular section or subsection of this Agreement to which the information in the MART Disclosure Letter relates; provided, however that an item included on the MART Disclosure Letter with respect to any section or subsection of

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this Article 5 shall be deemed to relate to each other section or subsection of this Article 5 to the extent that such relationship is reasonably inferable), as follows:

     5.1 Existence; Good Standing; Authority; Compliance With Law. MART is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. MART is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, which states are listed in Section
5.1 of the MART Disclosure Letter, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and is not likely to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of MART and the MART Subsidiaries taken as a whole (a "MART Material Adverse Effect"). MART has all requisite real estate investment trust power and authority to own, operate and lease its assets and properties and carry on its business as now conducted. Each MART Subsidiary (as defined in this Section 5.1) is a corporation, limited liability company ("LLC") or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, LLC or partnership power and authority to own its properties and to carry on its business as it is now being conducted. Each MART Subsidiary is duly qualified to do business and is in good standing in the states listed on Section 5.4 of the MART Disclosure Letter, which are the only states in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a MART Material Adverse Effect. Neither MART nor any of the MART Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which MART or any MART Subsidiary or any of their respective properties or assets is subject, except where such violation has not had or could not reasonably be expected to have a MART Material Adverse Effect. MART and the MART Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action has not had or could not reasonably be expected to have a MART Material Adverse Effect. The charter or other equivalent documents, bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of MART, MART Limited Partnership, a Maryland limited partnership ("MART LP") and each joint venture in which MART or a MART Subsidiary is a party are listed in Section 5.1 of the MART Disclosure Letter and MART has delivered or made available to Kimco true and correct copies of the organizational documents for each material operating MART Subsidiary (including any that own any Property). For the purposes of this Agreement, the term "MART Subsidiary" shall include any of the entities listed under such heading in Section 5.4 of the MART Disclosure Letter.

     5.2 Authorization, Validity and Effect of Agreements. MART has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Trustees of MART has, by resolutions duly adopted by unanimous vote, approved this Agreement, the Merger and the transactions contemplated by this Agreement and has agreed to recommend that the holders of MART Common Shares adopt and approve the Merger at the Shareholders Meeting (as defined in Section 7.3(c) hereof), which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Trustees of MART has taken such actions and votes as are necessary on its part to render the provisions of the Maryland Control Share Acquisition Statute (Title 3, Subtitle 7 of the MGCL), the Maryland Business Combination Statute (Title 3, Subtitle 6 of the MGCL) inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding MART Common Shares, the execution by MART of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of MART. This Agreement constitutes the valid and legally binding obligation of MART, enforceable against MART in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws relating to creditors' rights generally and by general principles of equity.

     5.3 Capitalization.

     (a) The authorized capital shares of MART consists of 100,000,000 MART Common Shares, of which 18,081,829 shares are issued and outstanding as of the date hereof, and 2,000,000 preferred shares of beneficial interest, par value $.01 per share, of which no shares are issued and outstanding. All such issued and outstanding MART Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Convertible Subordinated Debentures due 2003 (the "Convertible Debentures") and the units of limited partnership interest (the "OP Units") of MART LP, MART has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of MART on any matter. Section 5.3(a) of the MART Disclosure Letter indicates the name of the holder of any such obligation and the number of MART Common Shares into which any such obligation may be convertible or exercisable. Except for the MART Options (all of which have been issued under the MART Option Plans), there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate MART to issue, transfer or sell any shares of beneficial interest of MART. Section 5.3(a) of the MART Disclosure Letter sets forth a full list of the MART Options, including the name of the person to whom such options have been granted, the number of shares subject to each option and the per share exercise price for each option. Section 5.3(a) of the MART Disclosure Letter also sets forth a full list of the outstanding awards under the MART 1997 Restricted Share Plan, including the name of the person to whom such restricted shares have been granted and the number of shares. There are no agreements or understandings to which MART or any MART Subsidiary is a party with respect to the voting of any MART Common Shares or which restrict the transfer of any such shares, nor does MART have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in the Agreement of Limited Partnership of MART LP (the "MART LP Partnership Agreement") with respect to the OP Units or pursuant to contribution agreements to which MART is a party, all of which are listed on
Section 5.3(a) of the MART Disclosure Letter (the "Contribution Agreements"), there are no outstanding contractual obligations of MART or any MART Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of MART or any MART Subsidiary.

All dividends which have been declared with respect to MART Common Shares prior to the date hereof have been paid in full other than the dividend to be paid on June 16, 2003 in an amount equal to $0.31 per share. Except as set forth on
Section 5.3(a) of the MART Disclosure Letter, neither MART nor any MART Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act of 1933, as amended (the "Securities Act"). After the Effective Time, the Surviving Entity will have no obligation to issue, transfer or sell any capital shares or other interests of MART or the Surviving Entity pursuant to any MART Option Plan or any other MART Benefit Plan (as defined in Section 5.16 hereof).

     (b) The sole general partner of MART LP is MART. MART owns 18,081,829 OP Units in MART LP and is the sole General Partner, as defined in the MART LP Partnership Agreement, and the Limited Partners, as defined in the MART LP Partnership Agreement, collectively own 3,020,776 OP Units in MART LP. Section 5.3(b) of the MART Disclosure Letter sets forth a list of the holders of all OP Units, such holder's most recent address and the exact number and type (e.g., general, limited, etc.) of OP Units held. The MART LP has no Preference Units or Other Securities outstanding, as such terms are defined in the MART LP Agreement. All such issued and outstanding partnership interests are duly authorized, validly issued, fully paid, and free of preemptive rights. Except for any right of the OP Unit holders under the MART LP Partnership Agreement or the Contribution Agreements, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate MART LP to issue, transfer or sell any partnership interests of MART LP. Except as set forth in the MART LP Partnership Agreement and the Contribution Agreements, there are no outstanding contractual obligations of MART LP to repurchase, redeem or otherwise acquire any partnership interests of MART LP. The partnership interests owned by MART and, to the knowledge of MART, the partnership interests owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the MART LP Partnership Agreement, the Contribution Agreements, and those imposed by applicable laws. Except as set forth in the MART LP Partnership Agreement and the Contribution Agreements, MART LP has not issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, partnership interests or any other interests in MART LP or any securities convertible or exchangeable into partnership interests or such other interests or securities and neither the Limited Partners nor MART has offered to purchase the other's partnership interest or has notified the other of an offer by a Third Party to purchase its partnership interest. All material MART notices, consents and other written communications in the last year between MART LP and either the Limited Partners or MART or between the Limited Partners and MART have been delivered or made available to Kimco.

     5.4 Subsidiaries. Set forth in Section 5.4 of the MART Disclosure Letter is a list of all MART Subsidiaries and all Persons owning an interest therein. Each of the outstanding shares of capital stock in each of the MART Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the MART Subsidiaries owned directly or indirectly by MART is owned free and clear of all liens, pledges, security interests, claims, options or other encumbrances and neither MART nor any MART Subsidiary has any agreement or commitment to sell or transfer any of such stock or interests. The following information for each MART Subsidiary is set forth in Section 5.4 of the MART Disclosure Letter:
(i) its name and jurisdiction of incorporation or organization; (ii) the jurisdictions in which such entity is qualified to conduct business; and (iii) the percentage ownership held by MART.

     5.5 Other Interests. Except for interests in the MART Subsidiaries as set forth in Section 5.4 of the MART Disclosure Letter, neither MART nor any MART Subsidiary owns directly or indirectly any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities). With respect to the ownership interests in the MART Subsidiaries set forth in
Section 5.4 of the MART Disclosure Letter, MART or the applicable MART Subsidiary, as the case may be, is not in any material breach of any provision of any agreement, document or contract governing such entity's rights in or to the interests owned or held, and to the knowledge of MART, the other parties to such agreements, documents or contracts are not in material breach of any of their respective obligations under such agreements, documents or contracts.

     5.6 No Violation. Neither the execution and delivery by MART of this Agreement nor the consummation by MART of the transactions contemplated by this Agreement in accordance with its terms, will: (i) conflict with or result in a breach of any provisions of the charter, bylaws, organizational documents, partnership agreements, or joint venture agreements of MART or any MART Subsidiary; (ii) except as set forth in Section 5.6 of the MART Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of MART or the MART Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which MART or any of the MART Subsidiaries is a party, or by which MART or any of the MART Subsidiaries or any of their properties is bound or affected, which could reasonably be expected to have a MART Material Adverse Effect (it being understood that no representation is being given as to whether the consummation of the Merger will result in a breach of any financial covenants contained in any such agreement after the Closing); or (iii) other than the filings provided for in Article 1 of this Agreement, or required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a MART Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     5.7 SEC Documents. All filings by MART with the United States Securities and Exchange Commission ("SEC"), including each (A) registration statement, (B) annual report on Form 10-K, (C) quarterly report on Form 10-Q, (D) current report on Form 8-K, (E) proxy statement or information statement, and (F) other reports filed with the SEC pursuant to the requirements of the Exchange Act or the Securities Act (in all such cases, including all exhibits, amendments and supplements thereto), prepared by MART or any of the MART Subsidiaries since January 1, 2002, are publicly-available on EDGAR (collectively, the "MART Reports").

The MART Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by MART pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws") since January 1, 2002. As of their respective dates, the MART Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superceded by later MART Reports). Each of the consolidated balance sheets of MART included in or incorporated by reference into the MART Reports (including the related notes and schedules) fairly presents the consolidated financial position of MART and the MART Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of MART included in or incorporated by reference into the MART Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of MART and the MART Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, other than in the case of Forms 8-K furnished but not deemed filed with the SEC, in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of MART and the MART Subsidiaries at December 31, 2002, including all notes thereto, neither MART nor any of the MART Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of MART or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities (i) reflected on the Forms 10-Q filed prior to the date hereof, (ii) those liabilities arising in the ordinary course of business since such date, and (iii) liabilities incurred in connection with the Merger.

     5.8 Litigation. Except as disclosed in Section 5.8 of the MART Disclosure Letter and except for routine litigation arising from the ordinary course of business of MART and the MART Subsidiaries which (a) relates to any landlord/tenant rent collection proceedings or regarding tenants with less than 10,000 square feet or (b) are adequately covered by insurance (it being understood that litigation arising from or related in any way to Hazardous Material (as defined in Section 5.15) shall not be considered routine litigation), there is no suit, action or proceeding pending (in which service of process has been received by an employee of MART or a MART Subsidiary) or, to the knowledge of MART, threatened against or affecting MART or any MART Subsidiary or any of their respective assets or properties nor is there any judgment, decree, injunction, rule or order of any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign ("Governmental Entity") or arbitrator outstanding against or affecting MART or any MART Subsidiary which, if determined adversely, could reasonably be expected to have a MART Material Adverse Effect, or that individually or in the aggregate could reasonably be expected to prevent the consummation of the Merger.

     5.9 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement, since the date of the most recent audited financial statements included in

MART Reports, MART and the MART Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change in the business or assets of MART which had or could be reasonably expected to have a MART Material Adverse Effect, nor has there been any occurrence in the business or assets of MART that with the passage of time could reasonably be expected to result in a MART Material Adverse Effect; provided that this representation shall not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by courts or Governmental Entities, including changes in tax statutes, regulations or rulings generally applicable to real estate investment trusts ("REITs") within the meaning of Section 856 of the Code, (B) changes in generally accepted accounting principles ("GAAP") or accounting principles generally applicable to REITs, (C) the effects of compliance with and prosecution of this Agreement on the operating performance of MART, (D) general changes in the economy or financial markets of the United States relating to or arising from acts of war or terrorism or other changes in the general U.S. and global economic conditions, in either case, other than those that would have a materially disproportionate financial effect, relative to other industry participants, on MART and the MART Subsidiaries taken as a whole, (E) any actions taken, or inaction or failure to act, by MART at the request or direction, following the date of this Agreement, of Kimco and Merger Sub, or resulting from Kimco's refusal to consent to the taking of an action otherwise prohibited by this Agreement, (b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the MART Common Shares, other than the declaration of a dividend of $0.31 per share payable on June 16, 2003 to shareholders of record on May 30, 2003, (c) any split, combination or reclassification of the MART Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest of MART or partnership interests in MART LP or any issuance of an ownership interest in, any MART Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a MART Material Adverse Effect, (e) any change in accounting methods, principles or practices by MART or any MART Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between MART or any MART Subsidiary and any officer, trustee or director of MART or any MART Subsidiary.

     5.10 Taxes.

     (a) MART and each of the MART Subsidiaries has timely filed with the appropriate taxing authority all material Tax Returns (as defined in this Section 5.10(a)) required to be filed by it prior to the date hereof or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all material respects. All real property and personal property Taxes have been properly reflected in the statements of operations of MART and the MART Subsidiaries, and have been paid prior to the imposition of any penalty. All other material Taxes (as defined in this Section 5.10(a)) owed by MART or any of the MART Subsidiaries have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been taken. Neither MART nor any of the MART Subsidiaries has executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any material Tax. Except as set forth in Section 5.10(a) of the

MART Disclosure Letter, neither MART nor any of the MART Subsidiaries is a party to any pending action or proceedings by any taxing authority for assessment or collection of any material Tax, and no claim for assessment or collection of any material Tax has been asserted against it. True and complete copies of all federal, state and local income or franchise Tax Returns filed by MART and each of the MART Subsidiaries with respect to taxable years commencing on or after January 1, 1997 have been delivered to Kimco or made available to representatives of Kimco prior to the date hereof. To the knowledge of MART, no claim has been made in writing or, to the knowledge of MART or any of the MART Subsidiaries, by an authority in a jurisdiction where MART or any of the MART Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any material Tax liability of MART or any of the MART Subsidiaries, (i) claimed or raised by any taxing authority in writing or (ii) as to which MART or any of the MART Subsidiaries has knowledge. No issues have been raised in writing in any examination by any taxing authority with respect to MART or any of the MART Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material deficiency or increase in Tax for any other period not so examined. Section 5.10(a) of the MART Disclosure Letter lists all federal and state income Tax Returns filed with respect to MART and all the MART Subsidiaries for taxable periods commencing on or after January 1, 1997 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. For the purpose of this Agreement, (i) the term "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Section 59A of the Code), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and shall include any amounts payable pursuant to any tax sharing agreement or with respect to which any relevant entity is liable as a successor, pursuant to contract or by operation of law; and (ii) the term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (b) MART (i) intends to be taxed as a REIT through the Closing Date and has complied (and will comply) with all applicable provisions of the Code relating to a REIT, through the Closing Date, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 2002 and through the Closing, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT during such time period, and, to the knowledge of MART, no such challenge is pending or threatened, provided that MART makes no representation that it will satisfy the distribution requirements of Section 857 or Section 4981 of the Code for its tax year that includes the Closing Date and provided further, that the representations made in this Section 5.10(b) shall not apply to the extent that MART fails to qualify as a REIT solely as a result of actions taken by Kimco after the Closing Date.

     (c) MART, for all taxable years commencing with its short taxable year ended December 31, 1993 through December 31, 2001, was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes and at all times thereafter continued such election and continued to be so eligible to be taxed as a REIT for federal income tax purposes. Provided the

Closing occurs on or after September 15, 2003, any disposition of the assets of MART and or any of its Subsidiaries will not be subject to rules similar to
Section 1374 of the Code as a result of an election under IRS Notice 88-19, or under temporary or final regulations under Section 337(d) of the Code, or otherwise. MART has no earnings and profits accumulated in any "non-REIT year" within the meaning of Section 857(a)(2) of the Code.

     (d) Since January 1, 2001, MART has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code, and neither MART nor any of the MART Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To the knowledge of MART, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MART or the MART Subsidiaries.

     (e) MART and each of the MART Subsidiaries have withheld and paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

     (f) MART has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code (except for the Convertible Debentures).

     (g) Commencing with its short taxable year ended December 31, 1993, MART has not owned, directly or indirectly, an interest in any Subsidiary other than
(i) a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, (ii) a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, or (iii) a partnership, any other "flow through" entity or any entity disregarded for federal income tax purposes.

     (h) Each MART Subsidiary that is treated as an association taxed as a corporation for federal income tax purposes is and has been since its acquisition either a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code or a "taxable REIT subsidiary" within the meaning of
Section 856(l) of the Code.

     (i) MART LP, each MART Subsidiary organized as a partnership and each other partnership or other "flowthrough" entity in which MART directly or indirectly owns any interest that files Tax Returns as a partnership for federal income tax purposes (the "Partnerships") is classified as a partnership for federal income tax purposes, and neither the Partnerships, MART nor any of the Subsidiaries of MART has taken a position inconsistent with such treatment with regard to any Tax. Other than the Partnerships, MART does not own, directly or indirectly, any material interest in any joint venture, partnership, or other arrangement or contract that could reasonably be expected to be treated as a partnership for federal income tax purposes. MART LP has the right to make or to require each Partnership that is classified as a partnership for federal income tax purposes to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code, or such an election has already been made and not rescinded by any such Partnerships.

     (j) Neither MART nor any of the MART Subsidiaries has made any election, or is required, to treat any asset of any Subsidiary as owned by another person for tax purposes (other than by reason of a Subsidiary being a "qualified REIT subsidiary" or a "disregarded entity" for federal income tax purposes and any comparable provision of state, local or foreign law and except with respect to assets beneficially owned by a Subsidiary and record title to which is held by another entity).

     (k) Neither MART nor any of the MART Subsidiaries has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

     (l) Other than the Tax Protection Agreements (as defined below), neither MART nor any of its Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement and (ii) has any liability for the Taxes of another person under law, by contract or otherwise.

     (m) A true, complete and correct copy of each Tax Protection Agreement has been delivered to Kimco. In this Agreement, "Tax Protection Agreements" shall mean any agreement to which MART or any MART Subsidiary is a party pursuant to which (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, MART, MART LP or their respective Subsidiaries or the Partnerships have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; and/or (c) limited partners of a Partnership have guaranteed debt of such Partnership or any other Partnership or agreed to indemnify another person for a liability of or that relates to a Partnership.

     (n) Neither MART nor any MART Subsidiary is a party to any so-called "tax increment financing" or similar agreement and none of the MART Properties (as defined in Section 5.12 hereof) are located within or subject to any tax increment financing or other special tax district.

     (o) To the knowledge of MART, none of the MART Properties are currently, or if developed would be, subject to any so-called "change in use taxes." Except as set forth in Section 5.10(o) of the MART Disclosure Letter, no MART Properties have any tax exemptions, payments in lieu of taxes or tax abatements with respect to payment of real property taxes.

     5.11 Books and Records.

     (a) The books of account and other financial records of MART and each of the MART Subsidiaries are true, complete and correct in all material respects.

     (b) The minute books and other records of MART and each of the MART Subsidiaries have been made available to Kimco, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees of MART and each of the MART Subsidiaries.

     5.12 Properties. All of the real estate properties owned by MART and each of the MART Subsidiaries are set forth in Section 5.12 of the MART Disclosure Letter. Except as set forth in Section 5.12 of the MART Disclosure Letter, MART and each MART Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties identified in the MART Disclosure Letter (the "MART Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances") and the MART Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (u) real estate taxes and special assessments (v) leases and reciprocal easement agreements, (w) inchoate liens imposed for construction work in progress pursuant to Budgets and Pro Forma Budgets (each as defined herein) or incurred in the ordinary course of business (x) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not (i) materially adversely affect the current use of the property, (ii) materially detract from the value of or materially interfere with the current use of the property, (iii) materially detract from the value of or materially interfere with the planned use of any land held for development or properties being developed or expanded, or (iv) affect the ability to rebuild after a casualty, to the same density, any property currently in existence and
(y) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been delivered or made available to Kimco or as would be disclosed on current title reports received prior to the date hereof or surveys except, in each case as would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate. Except as could not reasonably be expected to have a MART Material Adverse Effect, valid policies of title insurance have been issued insuring MART's or the applicable MART Subsidiary's fee simple or leasehold title to each of the MART Properties listed in Section
5.12 of the MART Disclosure Letter, and to the knowledge of MART such policies are in full force and effect and no claim has been made against any such policy and MART has no knowledge of any facts or circumstances which would constitute the basis for such a claim. To the knowledge of MART, except for the Properties Under Development (as defined below), (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the MART Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the MART Properties or which is necessary to permit the lawful use and operation of all driveways, roads, parking areas, out lots, and other means of egress and ingress to and from any of the MART Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same and the MART Properties are in full compliance with all governmental permits, licenses and certificates except, in each case as would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate; or (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the MART Properties has been issued by any governmental authority and none of the MART Properties are in violation of any such federal, state or municipal law, order, ordinance, regulation or requirement, including, without limitation, the Americans with Disabilities Act, except for such violations that would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate. To the knowledge of MART, each Property Under Development has obtained all certificates, permits and licenses which are required to be obtained and MART has no reason to believe that any future certificate, permit or license required for the lawful use and operation of the improvements being constructed thereon will not be issued in the ordinary course of business. No REA Agreements or other easements (other than customary utility easements which can be obtained in the ordinary course of business) are required from third parties for any Property Under Development which has not already been obtained. There are no tenant improvement projects, development and redevelopment projects or acquisition and construction projects currently in process at any MART Properties the cost of which is (i) not included in the MART 2003 budget (the "Budget") attached as Exhibit B hereto or the pro forma of the Development and Redevelopment Projects (the "Pro Forma Budget") attached as Exhibit C hereto or
(ii) in excess of $50,000 in any case or in excess of $150,000 in the aggregate. Within 5 business days following the date hereof, MART covenants to provide tenant improvement projects, development and redevelopment projects and acquisition and construction projects currently in process at any of the MART Properties. To the knowledge of MART, the use and occupancy of each of the MART Properties complies in all material respects with all applicable codes and zoning laws and regulations, and MART has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the MART Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such MART Properties. Neither MART nor any of the MART Subsidiaries has received any notice to the effect that (A) any betterment assessments have been levied against, or any condemnation, taking, eminent domain or similar action or rezoning proceedings are pending or threatened with respect to any of the MART Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the MART Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth in Section 5.12 of the MART Disclosure Letter, to the knowledge of MART, there are no facts or circumstances under which the owner of real estate (other than MART) can cause MART to materially breach or be in material default under any material lease or material REA Agreement.

     5.13 Leases.

     (a) Section 5.13 of the MART Disclosure Letter sets forth a true, accurate and complete rent roll for each of the MART Properties (the "Rent Roll") as of May 31, 2003. Except as noted in Section 5.13 of the MART Disclosure Letter, to MART's knowledge, there is no violation of any cotenancy, exclusive or restriction listed in such Section 5.13.

     (b) MART has previously delivered or made available to Kimco a true, complete and correct copy of all leases, tenancies or other agreements for all or any portion of the MART Properties listed on the Rent Roll, all amendments, modifications, assignments, subleases to which MART or any MART Subsidiary has consented and supplements thereto and all guarantees with respect thereto (each, a "MART Lease" and collectively, the "MART Leases").

     (c) Except as noted in Section 5.13 of the MART Disclosure Letter, each of the MART Leases is valid and subsisting and in full force and effect and has not been amended, modified or supplemented. To the knowledge of MART, other than as set forth in the MART Leases, no tenant under a MART Lease has the right to terminate such lease prior to the scheduled expiration thereof. Except as set forth in Section 5.13 of the MART Disclosure Schedule neither MART nor any MART Subsidiary has received any written notice from any tenant which leases more than 10,000 square feet of any intention to vacate.

     (d) To the knowledge of MART no tenant under a MART Lease has provided written notice to MART or any MART Subsidiary of any offset, defense or claim against rent payable by it or other performance of obligations due from it under its lease.

     (e) Except as set forth in Section 5.13 of the MART Disclosure Letter, no tenant under a MART Lease is in material default under any material provision of its lease, and no such tenant is in arrears in the performance of any monetary obligation required of it under its lease. Except as set forth in Section 5.13 of the MART Disclosure Letter, MART is not aware of any facts or circumstances which with the passage of time and/or notice would constitute a default by any tenant under a lease.

     (f) Except as set forth in Section 5.13 of the MART Disclosure Letter, MART has received no written notice stating that any tenant leasing in excess of 10,000 square feet under a MART Lease is insolvent or that any such tenant is unable to perform any or all of its material obligations under its lease.

     (g) No tenant under any of the MART Leases, or any guarantor, has asserted any claim of which MART or any MART Subsidiary has received written notice which would materially affect the collection of rent from such tenant and neither MART nor any MART Subsidiary has received written notice of any material default or breach on the part of MART or any MART Subsidiary under any of the MART Leases which has not been cured within the applicable cure period.

     (h) Except as provided in the Budget or the Pro Forma Budget, there are no tenant improvement costs or leasing commissions associated with leases of 10,000 square feet or more of any of the MART Properties which have not yet been reduced to a written lease. Within five (5) business days following the date hereof, MART covenants to provide Section 5.13(h) of the MART Disclosure Letter, setting forth a list of all written commitments made by MART or any MART Subsidiary to enter into leases of 10,000 square feet or more of any of the MART Properties or any portion thereof which has not yet been reduced to a written lease, including a description of the right of any third party broker to any outstanding brokerage or other commission incidental thereto and all other financial terms, all in reasonable detail. Section 5.13 of the MART Disclosure Letter also sets forth a complete list of all brokerage or other commissions owed in whole or part by MART or any of the MART Subsidiaries. MART has provided true and correct copies of all such written commitments to Kimco.

     (i) To the knowledge of MART, all leases of 10,000 square feet or more pursuant to which MART or any MART Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Entity or a MART Subsidiary from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and current use by MART and the MART Subsidiaries.

     (j) No tenants have been granted options to purchase or rights of first refusal or rights of first offer under their applicable leases or otherwise which would require consent or be triggered by the Merger.

     5.14 Options to Purchase/Brokerage. Except as set forth in the MART Leases, no tenant under any of the MART Leases is entitled to any purchase option, concessions, allowances, abatements, set offs, rebates or refunds or has prepaid any rents or other charges for more than one month. Except as provided in the Budget or the Pro Forma Budget for 2003 or, with respect to any subsequent years, there are no brokerage, leasing commission or other compensation in excess of $100,000 in the aggregate which would be due or payable to any Person, firm, corporation or other entity with respect to or on account of any of the MART Leases or any extensions or renewals thereof on and after the Effective Time and MART covenants to provide, within five (5) business days of the date hereof, Section 5.22 of the MART Disclosure Letter setting forth a list of all such items (without giving effect to the exceptions in the initial clause of this sentence).

     5.15 Environmental Matters

     (a) For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, and (y) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

     (b) To the knowledge of MART, except as disclosed on the environmental audits/reports made available to Kimco, and except as disclosed in Section 5.15(b) of the MART Disclosure Letter or on any environmental report obtained by Kimco, or except as has not had or is not reasonably expected to have a MART Material Adverse Effect:

          (i) All property presently owned, operated or leased by MART or any MART Subsidiaries, and all facilities and operations thereon, are in material compliance with all applicable Environmental Laws. Neither MART nor any MART Subsidiary (1) has entered into or is subject to or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, claim, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; (2) are parties to any proceeding of any Governmental Entity regarding any alleged failure by MART or any MART Subsidiary to comply with applicable Environmental Laws; and (3) has any reason to believe that any of the items enumerated in parts (1) and (2) of this sentence are reasonably expected.

          (ii) Neither MART nor any MART Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any pending action, suit or proceeding that could reasonably be expected to result in claims against MART or any MART Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") and, to the knowledge of MART, there is no reasonable basis for such claim.

          (iii) No Hazardous Materials have been or are threatened to be spilled, released, discharged, or disposed of at any site presently or formerly owned, operated, leased, or used by MART or any MART Subsidiary, or, to the knowledge of MART are present in the soil, sediment, water, or groundwater at any such site. No property now or previously owned or operated by MART or any MART Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites.

          (iv) MART and the MART Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by MART or a MART Subsidiary.

          (v) MART has provided to Kimco (in addition to assessments, analyses and reports prepared at the request of Kimco) copies of all documents, records, and information in the possession of MART and the MART Subsidiaries concerning any material environmental or health or safety matter relevant to MART or any of the MART Subsidiaries, whether generated by MART, the MART Subsidiaries, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Entity, except for such reports that contain information regarding the environmental condition of any such property that has been superceded by information contained in a subsequently dated report that has been provided to Kimco.

          5.16 Employee Benefit Plans.

          (a) All employee benefits plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and other benefit arrangements, including cash bonus or incentive plans, covering employees of MART and the MART Subsidiaries, other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) (the "MART Benefit Plans") are listed in Section 5.16(a) of the MART Disclosure Letter. True and complete copies of the MART Benefit Plans have been provided or made available to Kimco. To the extent applicable, the MART Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. No MART Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No MART Benefit Plan nor MART or any MART Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or, to the knowledge of MART, anticipated claims against or otherwise involving any of the MART Benefit Plans and no suit, action, governmental administrative proceeding, or other litigation (excluding claims for benefits incurred in the ordinary course of MART Benefit Plan activities) has been brought against or, to the knowledge of MART, threatened with respect to any such MART Benefit Plan. Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws, or as disclosed in Section 5.16(a) of the MART Disclosure Letter, MART does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or severance to any employee or former employee upon his retirement or termination of employment and MART has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. MART or any MART Subsidiary may amend or terminate any MART Benefit Plan at any time without incurring any liability thereunder. Section 5.16(a) of the MART Disclosure Letter also sets forth the amount payable to each executive officer and trustee of MART pursuant to the MART Benefit Plans in connection with the transactions contemplated herein. Except as set forth in Section 5.16(a) of the MART Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) (i) constitute an event under any MART Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, trustee, director or consultant of MART or any MART Subsidiary pursuant to any MART Benefit Plan or (ii) result in the triggering or imposition of any restrictions or limitations on the right of MART or Kimco to amend or terminate any MART Benefit Plan.

          (b) Neither MART nor any MART Subsidiary contributes to or has any liability to contribute to a multiemployer plan. All contributions have been made as required by the terms of each of the plans listed in Sections 5.16(a) of the MART Disclosure Letter and the terms of any related collective bargaining agreements and neither MART nor any MART Subsidiary has any knowledge or received any notice that any such plan is in reorganization, that increased contributions are required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under Section 412 of the Code, or that any such plan is insolvent.

     5.17 Labor Matters. Neither MART nor any MART Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of MART, threatened against MART or any of the MART Subsidiaries, except for any such proceeding which have not had or could not reasonably be expected to have a MART Material Adverse Effect. To the knowledge of MART, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MART or any of the MART Subsidiaries.

     5.18 No Brokers. Neither MART nor any of the MART Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Kimco to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that MART has retained Wachovia Securities, LLC ("Wachovia") as its financial advisors, the arrangements with which have been disclosed in writing to Kimco prior to the date hereof. Other than the foregoing arrangements and Kimco's arrangement with UBS Warburg, MART is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.19 Opinion of Financial Advisor. The Board of Trustees of MART has received the opinion of Wachovia, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of MART Common Shares. MART shall promptly deliver a copy of the written opinion of Wachovia to Kimco. It is agreed and understood that such opinion is for the sole benefit of MART's Board of Trustees and may not be relied upon by Kimco (except by operation of law following the Effective Time) or any other person.

     5.20 Kimco Share Ownership. Neither MART nor any of the MART Subsidiaries owns any shares of the common stock, par value $.01 per share, of Kimco (the "Kimco Common Stock") or other securities convertible into any shares of Kimco Common Stock.

     5.21 Related Party Transactions. Except as set forth in Section 5.21 of the MART Disclosure Letter, there are no arrangements, agreements and contracts entered into by MART or any of the MART Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with any Person who is an officer, trustee, director or affiliate of MART or any of the MART Subsidiaries that are required to be disclosed under the Securities Laws.

     5.22 Contracts and Commitments. Section 5.22 of the MART Disclosure Letter sets forth a list of (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the MART Properties or personal property of MART and each of the MART Subsidiaries and (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by MART or any of the MART Subsidiaries which may result in total payments by or liability of MART or any MART Subsidiary in excess of $25,000 other than those Commitments (a) that have been reflected on the Budget or Pro Forma Budget, or (b) entered into in the ordinary course of business consistent with past practice that do not extend beyond the first anniversary of the Closing Date or are terminable at the option of MART without penalty and, in the aggregate, do not represent payments or liabilities in excess of $50,000 per annum. A list of the foregoing is set forth in Section 5.22 of the MART Disclosure Letter and the copies of such documents, which have previously been provided or made available to Kimco and its counsel, are true and correct. None of MART or any of the MART Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default has not had or could not reasonably be expected to have a MART Material Adverse Effect. All joint venture agreements to which MART or any of the MART Subsidiaries is a party are set forth in Section 5.4 of the MART Disclosure Letter and neither MART nor any of the MART Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder. Section 5.22 of the MART Disclosure Letter contains a list of the name, address, telephone number and other relevant contact information for all secured lenders of MART or any MART Subsidiary.

     5.23 Development Rights. All Properties currently under development or material construction by MART or the MART Subsidiaries and all properties for which MART or any of the MART Subsidiaries has entered into a commitment for acquisition, development or commencement of material construction prior to the Effective Time are listed in Section 5.23 of the MART Disclosure Letter (each, a "Property Under Development" and collectively, the "Properties Under Development"). All material agreements relating to such acquisition, development and construction are listed in Section 5.23 of the MART Disclosure Letter.

     5.24 Status of Options to Purchase Real Property and Other Agreements to Purchase or Sell Real Property(a) . Except for the current development projects in Urbana, Maryland and Dover, Delaware, or as set forth in Section 5.24 of the MART Disclosure Letter, there are no options of MART or any of the MART Subsidiaries to purchase real property, rights of first refusal or other agreements to purchase or sell any real property.

     5.25 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding MART Common Shares is the only vote required to approve the Merger.

     5.26 No Statutory Dissenters' Rights. No statutory dissenters' or appraisal rights shall be available with respect to the Merger or the transactions described on Exhibit D.

     5.27 Definition of MART's Knowledge. As used in this Agreement, the phrase "to the knowledge of MART" (or words of similar import) means the actual knowledge of F. Patrick Hughes, Paul F. Robinson, Deborah R. Cheek, Eugene T. Grady and M. J. Brooke Webster after due inquiry.

     5.28 Insurance. Section 5.28 of the MART Disclosure Letter sets forth a description of insurance maintained by MART. Neither MART nor any of the MART Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of MART or any of the MART Subsidiaries.

     5.29 Rule 16b-3. MART has taken, or will take prior to the Effective Time, all necessary action, including (without limitation) causing its Board of Trustees to adopt resolutions authorizing and approving the Merger, this Agreement and the other transactions contemplated hereby to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of Section 16(b) of the Exchange Act.

     5.30 Disclosure Controls and Procedures. MART has, within the 90 days preceding the date of the last filed MART Report, conducted an evaluation of the effectiveness of MART's disclosure controls and procedures, as required by Rule 13a-15 under the Exchange Act, and has reported its conclusions as required under the Exchange Act.

     5.31 HSR Act Filings. Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

              ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF KIMCO

     Kimco represents and warrants to MART as follows:

     6.1 Existence; Good Standing; Authority. Kimco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. Kimco has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. For purposes of this Agreement, the term "Kimco Subsidiary" means Merger Sub and each other Subsidiary of Kimco. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby.

     6.2 Authorization, Validity and Effect of Agreements. Kimco has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the ancillary agreements to which it is a party. Merger Sub has the requisite limited liability company power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the ancillary agreements to which it is a party. The Board of Directors of Kimco and the trustees of Merger Sub have taken all necessary action to approve the consummation of the transactions contemplated by this Agreement. The execution by Kimco of this Agreement, the ancillary agreements and the consummation of the transactions contemplated by this Agreement and the ancillary agreements have been duly authorized by all requisite corporate action on the part of Kimco. The execution by Merger Sub of this Agreement, the ancillary agreements and the consummation of the transactions contemplated by this Agreement and the ancillary agreements have been duly authorized by all requisite real estate investment trust action on the part of Merger Sub. This Agreement constitutes, and the ancillary agreements to which Kimco or Merger Sub, as the case may be, will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of each of Kimco and Merger Sub, as the case may be, enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws relating to creditors' rights generally and by general principles of equity.

     6.3 No Violation. Except as set forth in Section 6.3 of the disclosure letter delivered at or prior to the execution hereof to MART (the "Kimco Disclosure Letter"), neither the execution and delivery by Kimco of this Agreement or the ancillary agreements nor the consummation by Kimco of the transactions contemplated by this Agreement and the ancillary agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provision of the charter or bylaws or other organizational documents of Kimco or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Kimco or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Kimco or Merger Sub is a party, or by which Kimco or Merger Sub is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of Kimco and the Kimco Subsidiaries taken as a whole (a "Kimco Material Adverse Effect"); or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a Kimco Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     6.4 Litigation. There is no suit, action or proceeding pending (in which service of process has been received by an employee of Kimco or a Kimco Subsidiary) or, to the knowledge of Kimco threatened in writing against or affecting Kimco or any Kimco Subsidiary that, individually or in the aggregate, could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court of Governmental Entity or arbitrator outstanding against Kimco or any of the Kimco Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, such effect.

     6.5 Definition of Kimco's Knowledge. As used in this Agreement, the phrase "to the knowledge of Kimco" (or words of similar import) means the actual knowledge of Michael Flynn and Jeff Olson after due inquiry.

     6.6 Availability of Funds. Kimco has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable by it or Merger Sub pursuant to this Agreement.

     6.7 No Brokers. Neither Kimco nor any of the Kimco Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or MART to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Kimco has retained UBS Warburg as its financial advisors. Other than the foregoing arrangements and MART's arrangement with Wachovia, Kimco is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.8 MART Share Ownership. Neither Kimco nor any of the Kimco Subsidiaries owns any MART Common Shares or other securities convertible into any MART Common Shares.

     6.9 HSR Act Filings. Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

                             ARTICLE 7 - COVENANTS

     7.1 Acquisition Proposals.

     (a) Unless and until this Agreement shall have been terminated in accordance with Article 9 hereof, MART agrees and covenants that, except as otherwise authorized or permitted in this Section 7.1, neither it nor any MART Subsidiary shall, nor shall they instruct or authorize any of their respective officers, trustees, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives (each, a "Representative") to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to, or that may reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving MART (other than the Merger), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition ("Transfer") of any of its assets in one or a series of transactions that, if consummated, would result in a Transfer of 25% or more of the assets of MART and the MART Subsidiaries taken as a whole, or (iii) any tender offer, share exchange or exchange offer or other similar transaction or series of related transactions that, if consummated, would relate to 25% or more of the outstanding MART Common Shares (each, an "Acquisition Proposal") or engage in any negotiations with any Third Party (as defined in Section 7.1(e)) with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal; provided, however, that, subject to MART's compliance with this Section 7.1 in its entirety, nothing contained in this Agreement shall prohibit MART from furnishing information to, or entering into or participating in discussions or negotiations with, any Third Party that has made, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, prior to furnishing such information or entering into or participating in such discussions or negotiations: (A) the Board of Trustees of MART (the "MART Board"), after

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

consultation with and based upon the advice of its outside counsel, determines in good faith that such action is consistent with the fiduciary duties of the MART Board under applicable law, (B) the MART Board determines in good faith, after consultation with and based on the advice of its independent financial advisor, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined in Section 7.1(e) hereof), (C) MART provides written notice to Kimco to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (D) MART keeps Kimco reasonably informed of the status of any such discussions or negotiations, and promptly informs Kimco (but in any event, within 24 hours) of all material developments relating thereto, including the material terms of any such proposal made by any such Third Party and its responses thereto, and (E) MART enters into a customary confidentiality agreement with such Third Party. Without limiting the foregoing, it is agreed that any material violation of this Section 7.1(a) by any Representative of MART or of a MART Subsidiary, purporting to act on behalf of MART shall be deemed to be a violation of this Section 7.1(a). For the sake of clarity, nothing contained in this Section 7.1(a) is intended to, or shall be deemed to supersede or affect the provisions contained in Section 7.2(xv) hereof.

     (b) MART will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and will take the necessary steps to inform each of its Representatives of the obligations undertaken in this Section 7.1 and cause each of its Representatives to comply with such obligations. MART will notify Kimco immediately (but in any event within 24 hours) if it or any of its Representatives receive any inquiries, proposals, or expressions of interest, or any request for non-public information with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, which notice to Kimco shall include, without limitation, the identity of the parties, price and other material terms thereof and copies of any proposals, expressions of interest or other related documentation.

     (c) Nothing contained in this Section 7.1 shall prohibit the MART Board, in order to comply with its fiduciary duties under applicable law, from, prior to the Shareholders Meeting withdrawing, modifying, amending or qualifying its recommendation of the Merger in a manner adverse to Kimco in response to an unsolicited bona fide written Superior Proposal and recommending such a Superior Proposal to its shareholders: (A) if, but only if, MART: (1) complies with this
Section 7.1 in its entirety, and (2) provides Kimco with at least three business days' (or such shorter period from the time of receipt and the time of the meeting) prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the Merger or any of the transactions contemplated hereby in a manner adverse to Kimco and to recommend such Superior Proposal (which notice shall include the material terms of such Superior Proposal, including any then-current written proposal or agreement embodying such Superior Proposal), (B) if, in the event that, during such three business days (or such shorter period of time), (x) Kimco fails to make a counterproposal to such Superior Proposal, or (y) makes a counterproposal to such Superior Proposal (any such counterproposal being referred to in this Agreement as the "Counterproposal"), the MART Board, in good faith, after consultation with and based upon the advice of its independent financial advisor, determines that the Counterproposal is not at least as favorable to MART's shareholders as the Superior Proposal from a financial point of view, taking into account all material financial terms of such Superior Proposal, and (C) if MART shall have terminated this Agreement in accordance with Section

9.1(h) and complied with Section 9.2. For the avoidance of doubt, (A) the parties hereto acknowledge and agree that any amendment to the financial terms or any other material term of a Superior Proposal subject to the procedures in this Section 7.1(c) shall be treated as a new Superior Proposal for the purposes of this Section 7.1(c) (for example, a new written notice by Kimco and a new three business day period (or shorter period, as the case may be) is required) and (B) the mere fact that MART enters into an agreement embodying a Superior Proposal with a Third Party that, prior to the date hereof, had executed a confidentiality agreement with MART will not, in and of itself, be a basis for claiming that MART has breached this Section 7.1.

     (d) Nothing in this Section 7.1 shall prohibit MART from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (e) For purposes of this Agreement, (i) the term "Third Party" shall mean any Person (other than Kimco or its affiliates), or any group (as defined in Section 13(d)(3) of the Exchange Act) of which Kimco or its affiliates is not a part; and (ii) the term "Superior Proposal" shall mean a bona fide written Acquisition Proposal that the MART Board determines in good faith, after consultation with and based upon the advice of its independent financial advisor, to be more favorable to MART's shareholders than the Merger from a financial point of view (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

     7.2 Conduct of Business. At all times from the execution of this Agreement until the Effective Time, and MART:

          (i) Shall, and shall cause each of the MART Subsidiaries to, use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (ii) Shall, and shall cause each of the MART Subsidiaries to, consult in good faith, cooperate and confer on a regular basis with one or more Representatives of Kimco designated by Kimco to report operational matters of materiality, including, but not limited to, leasing operations, acquisition, disposition, budget and capital improvement activities of MART and the MART Subsidiaries, in order to allow for an orderly transition after the Effective Time, and, subject to Section 7.1, any proposals to engage in material transactions, whether or not in the ordinary course of business;

          (iii) Shall, and shall cause each of the MART Subsidiaries to, promptly notify Kimco of any material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects of its business or its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or inaccuracy of any representation or warranty contained herein;

          (iv) Shall promptly notify Kimco of any and all material correspondence or material communications received from any equity holder of any

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

     MART Subsidiary (including providing summaries of any oral communications with such equity holder);

          (v) Shall give reasonable prior notice to Kimco (but in any event not less than 48 hours prior to such communications) of any intended material correspondence or material communications to any equity holder of any MART Subsidiary;

          (vi) Shall promptly deliver, or cause to be delivered, to Kimco copies of any material correspondence received from any tenant leasing more than 20,000 square feet of space, including, without limitation, any notice of default or request for consent to assign or sublet;

          (vii) Shall, and shall cause each of the MART Subsidiaries to, use commercially reasonable efforts to comply with all material loan documents to which any such entity is a party and to comply with all material REA Agreements, ground leases and other material contracts;

          (viii) Shall promptly deliver, or cause to be delivered, to Kimco (i) prior notice of at least 24 hours before any draw by MART on its revolving line(s) of credit subject to Section 7.2(xi), (ii) on a weekly basis, a status report detailing all activity by MART relating to its revolving line(s) of credit and (iii) on a monthly basis, a balance sheet, a statement of operations and a statement of cash flows, prepared internally by MART. Further, by no later than fifteen days after the end of each calendar month, MART shall deliver, or cause to be delivered, to Kimco (x) a report which updates all leasing activity, (y) copies of notices of any offers to purchase, inquiries or letters of intent relating to any property owned by MART or any MART Subsidiary, and (z) such other information related to the MART Properties or reports as Kimco may reasonably request;

          (ix) Shall, and shall cause the MART Subsidiaries to, take all action necessary to terminate any management contracts with Persons other than MART or the MART Subsidiaries relating to the MART Properties;

          (x) Shall, and shall cause each MART Subsidiary to, conduct its operations and maintain its properties according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses (xi)-(xxviii) below;

          (xi) Shall not, and shall cause each MART Subsidiary not to, (a) acquire, enter into an option to acquire or exercise an option or contract to acquire (except for the current development projects at Villages at Urbana in Urbana, Maryland and Dover Square in Dover, Delaware under agreements listed on Section 5.23 of the MART Disclosure Letter), additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects (including, but not limited, to options to purchase real property listed in Section 5.24 of the MART Disclosure Letter) or (b) incur additional indebtedness (including, without limitation, draw on the revolving line of credit, prepayments or refinancings of any existing indebtedness or amend any existing indebtedness) without the prior written consent of Kimco (which consent shall not be unreasonably withheld); provided, however, that MART may draw up to an aggregate $2,000,000 on its revolving line of credit for working capital purposes as well as such additional funds in compliance with the Pro Forma Budgets as are necessary for completion of construction of, or acquisition of, the projects currently under development at Villages at Urbana in Urbana, Maryland, Dover Square in Dover, Delaware, Shrewsbury Square in Shrewsbury, Pennsylvania, Skyline Village in Harrisonburg, Virginia, Greenbrier Shopping Center (Phase III) in Bel Air, Maryland, Smoketown Plaza in Woodbridge, Virginia and Lutherville Station in Lutherville, Maryland, in any case in compliance with Section 7.2(viii) hereof;

          (xii) Shall not amend its charter or bylaws, and shall cause each MART Subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents, in each case, except as contemplated by this Agreement;

          (xiii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any of its shares, including under the MART DRSPP effect any share split, reverse share split, share dividend, recapitalization or other similar transaction,
     (B) grant, confer or award any option, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of beneficial interest, (C) increase any compensation or enter into or amend any employment agreement with any of its executive officers or trustees, (E) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees, or (y) to any of its executive officers or trustees, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (xiv) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Shares or allow any of the MART Subsidiaries (including, without limitation, the MART LP) to pay or make any distribution or dividend, other than corresponding regular quarterly distributions payable to OP Unit Holders in an amount per OP Unit not to exceed the amount payable to the shareholders of MART in such quarter, payable at the same time as such dividends, or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of beneficial interest or capital stock or partnership or other interest of any of the MART Subsidiaries, or make any commitment for any such action, except for the redemption of MART LP Units in accordance with the terms of the MART LP Agreement as it may be modified by any of the Contribution Agreements listed on Section 5.3(a) of the MART Disclosure Letter or any Convertible Debentures in accordance with the terms of the trust indenture dated September 9, 1993;

          (xv) Shall not, and shall not permit any of the MART Subsidiaries to, sell, lease or otherwise dispose of (A) any MART Property or any portion thereof or any of the capital stock of or partnership or other interests in any of the MART Subsidiaries or (B) except in the ordinary course of business, any of its other assets; provided, however, that MART may enter into bona fide leases, in arms-length transactions with third parties, on market rates, terms and conditions, which do not violate any exclusives or restrictions, and which do not include tenant improvement allowances or leasing commissions in excess of $25,000; provided, further, that MART shall promptly (but in any event within forty-eight hours) notify Kimco in writing whenever MART enters into any such lease; provided, further MART shall not enter into any letters of intent for leases relating to tenants occupying more than 5,000 square feet of a MART Property or enter into leases for space in excess of 10,000 square feet without the prior consent of Kimco, provided that such consent shall be deemed granted if Kimco has not responded favorably or unfavorably to a request for such a consent within three business days of receiving the proposed letter of intent;

          (xvi) Shall not, and shall not permit any of the MART Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other Person;

          (xvii) Shall not, and shall not permit any of the MART Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of MART included in the MART Reports or incurred in the ordinary course of business consistent with past practice or arising from the transactions contemplated by this Agreement;

          (xviii) Except as specified in the Budget and the Pro Forma Budget, shall not, and shall not permit any of the MART Subsidiaries to, enter into any Commitments (other than those specifically covered by other sections of this Section 7.2) which may result in total payments or liability by or to all such entities in excess of $50,000 per Commitment or $200,000 in the aggregate, except for (A) the renewal of casualty and property insurance held by MART in the ordinary course of business with coverage no less than MART currently has and premiums at market competitive rates, and all such policies shall include early cancellation on a pro-rated basis and be subject to no more than a 25% minimum earned premium and (B) as may be required in connection with the redemption of any OP Units or the redemption of any Convertible Debentures;

          (xix) Shall not, and shall not permit any of the MART Subsidiaries to, enter into or amend or otherwise modify any agreement or arrangement with any officer, trustee, director, consultant or affiliate of MART or any of the MART Subsidiaries;

          (xx) Shall not, without prior notification and consultation with Kimco, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee's termination;

          (xxi) Shall maintain in full force and effect fire and extended coverage casualty insurance on the MART Properties as shown in Section 5.12 of the MART Disclosure Letter and all other insurance listed in Section
     5.28 of the MART Disclosure Letter and make claims in due course, including claims under the pollution legal liability policy for the releases at Enchanted Forest, Wilkens and Patriot properties;

          (xxii) Shall not, and shall not permit any of the MART Subsidiaries to, forgive any existing indebtedness to MART or any MART Subsidiary, guarantee the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or make any investments in any other Person in excess of $50,000 in the aggregate, other than a MART Subsidiary in the ordinary course of business;

          (xxiii) Shall not, and shall not permit any of the MART Subsidiaries to, make or rescind any election relating to Taxes (unless MART reasonably determines, after prior consultation with Kimco, that such action is required by applicable law or necessary to preserve MART's status as a REIT or the partnership status of MART LP or any other MART Subsidiary which files Tax Returns as a partnership for Federal tax purposes, or the status of any MART Subsidiary as a "qualified REIT subsidiary" or "taxable REIT subsidiary" as such terms are defined in Section 856 of the Code);

          (xxiv) Shall not: (A) change any of its methods, principles or practices of accounting in effect other than as required by GAAP or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2001, except as may be required by the SEC, applicable law or GAAP;

          (xxv) Subject to any existing contractual insurer requirements, shall give Kimco the opportunity to participate in the defense of any derivative, class action claims or other claims by securityholders of MART or any MART Subsidiary against MART and/or its trustees arising out of or in connection with any of the transactions contemplated by this Agreement and MART shall not settle any such claim without the approval of Kimco, which approval shall not be unreasonably withheld;

          (xxvi) Shall not enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date of this Agreement, are officers, trustees or directors of MART or any MART Subsidiary without prior written notice to Kimco and the approval of a majority of the "independent" members of the Board of Trustees of MART;

          (xxvii) Shall not, and shall not permit any of the MART Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend,

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

     propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of MART or any of the MART Subsidiaries; and

          (xxviii) Shall not, and shall not permit any of the MART Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     7.3 Preparation of the Proxy Statement; Meeting of Shareholders.

     (a) As soon as practicable following the date of this Agreement, MART shall prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement"). Kimco shall cooperate in the preparation of the Proxy Statement. Each of MART and Kimco shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC for mailing to the MART shareholders as promptly as practicable after such filing. MART will notify Kimco promptly following the receipt by MART of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Kimco with copies of all correspondence between MART or any of its Representatives and the SEC with respect to the Proxy Statement. MART will provide Kimco with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by MART in connection with the Proxy Statement a reasonable time prior to such letters, memoranda or other correspondence being submitted to the SEC, and will in good faith consider such comments, and MART will provide Kimco with the opportunity to participate in any substantive telephone calls between MART, or any of its Representatives, and the SEC concerning the Proxy Statement. MART agrees that the Proxy Statement will comply in all material respects with all applicable requirements of the Securities Laws. MART shall agree to date the Proxy Statement as of the approximate date of mailing to its shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Kimco or MART, as the case may be, shall, promptly upon obtaining knowledge of such event, inform the other of such occurrences, (ii) MART shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in cooperation with Kimco, with indication of such satisfaction not to be unreasonably withheld or delayed, (iii) each of MART and Kimco shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to MART shareholders as promptly as practicable after such filing and (iv) MART shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.

     (b) MART agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Shareholders Meeting (as defined in Section 7.3(c) hereof), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by MART in reliance upon and in conformity with information concerning Kimco furnished in writing to MART by Kimco for use in the Proxy Statement. Kimco agrees that the information concerning it and provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof

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

and at the time of the Shareholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Subject to the provisions of Section 7.1 hereof, (i) MART will take all action necessary in accordance with applicable law and its charter and bylaws to convene a meeting of its shareholders (the "Shareholders Meeting") as promptly as practicable to consider and vote upon the approval of the Merger (and no other Acquisition Proposal will be considered at such Shareholders Meeting),
(ii) the Board of Trustees of MART shall recommend and declare advisable that its shareholders approve the Merger and the transactions contemplated hereby and MART shall include such recommendation in the Proxy Statement; (iii) prior to the Effective Time, neither the Board of Trustees of MART nor any committee thereof shall, except in compliance with Section 7.1 hereof, withdraw or modify the approval or recommendation by such Board of Trustees. MART shall use its commercially reasonable efforts to timely mail the Proxy Statement to MART's shareholders and to take all such other actions necessary or desirable to obtain such approval; (iv) except to the extent required by law, MART shall not (x) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Proxy Statement for the Shareholders Meeting or (y) otherwise take any action that would postpone or delay the Shareholders Meeting; provided, however, that MART may adjourn the Shareholders Meeting in the event a quorum is not present or proxies representing sufficient votes to approve the Merger have not been received by the time of the Shareholders Meeting, such adjournment not to exceed ten days, and during which time MART shall use its commercially reasonable efforts to obtain a quorum and the requisite vote for approval of the Merger.

     (d) The trustees and executive officers of MART shall have, contemporaneously with the execution of this Agreement, executed the Voting Agreements, covering all MART Common Shares beneficially owned, for which such person has voting power, pursuant to which each such trustee and executive officer shall agree, among other things, to vote his or her MART Common Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

     7.4 Filings; Other Action. Subject to the terms and conditions herein provided, MART and Kimco shall: (a) use commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the ancillary agreements and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to MART and Kimco; and (c) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary to consummate and make effective the transactions contemplated by this Agreement and the ancillary agreements.

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

     7.5 Inspection of Records. From the date hereof to the Effective Time, MART shall allow designated officers and representatives of Kimco reasonable access during normal business hours to the records and files, correspondence, audits and properties, as reasonably requested by Kimco, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of MART and the MART Subsidiaries, as reasonably requested by Kimco. All such information shall be kept confidential by Kimco in accordance with Section 10.5 hereof.

     7.6 Publicity. Kimco and MART shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the NYSE if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     7.7 Further Action.

     (a) Each party hereto shall perform such further acts and execute such documents as may reasonably be required to effect the Merger. Without limiting the foregoing, upon Kimco's request, within a reasonable time before, or at the Closing, MART shall (x) cooperate with Kimco to address corporate, partnership or limited liability company recordkeeping or maintenance matters relating to the MART Subsidiaries including, without limitation, dissolving, reinstating or bringing into good standing any MART Subsidiary upon the reasonable request of Kimco, and (y) execute and deliver such deeds, affidavits, certificates, indemnities or other documents necessary for Kimco to obtain endorsements to existing title insurance policies or new title insurance policies which (i) ensure that Kimco (or its designee) is the record owner of the MART Properties, subject only to the Encumbrances, (ii) contain a so-called "non-imputation" endorsement (such non-imputation endorsement ensuring that Kimco will not be charged with the imputed knowledge of MART, the MART Subsidiaries and affiliates thereof) and (iii) satisfy so-called "Schedule B-1" or other requirements for the issuance of any such title policies and delete exceptions which relate to indebtedness which has been satisfied or Property Restrictions which do not properly relate to the applicable MART Property. In connection with the Closing, MART, each MART Subsidiary, Kimco and Merger Sub shall use their respective commercially reasonable efforts to execute and deliver to Kimco such deeds, bills of sale, assignments, certificates and affidavits as are required to effectuate the consummation of the transactions described herein.

     (b) At Kimco's request and cost, MART shall (i) cooperate with Kimco and the Kimco Subsidiaries in seeking to obtain tenant estoppels, REA Agreement estoppels, surveys, title commitments and/or policies, engineering reports, environmental reports, payoff letters and/or lender estoppels and appraisals with respect to the MART Properties, and (ii) provide Kimco reasonable access to the MART Properties, tenants therein, and ground lessors thereof and all documents and information regarding the MART Properties as may be necessary to evaluate MART's compliance with Environmental Laws and the presence or release of

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

Hazardous Materials. Notwithstanding the foregoing, Kimco's receipt of the items described in the foregoing sentence shall not in any manner be deemed a condition to Closing.

     (c) At Kimco's request and cost, MART shall cooperate with Kimco in connection with any request to lenders and ground lessors for such consents (including any consents of lenders and ground lessors required to transfer to Kimco the property subject to the loan documents (the "Loan Documents") and the ground leases, as the case may be) and estoppels as Kimco may reasonably request in connection with the Merger. Notwithstanding the foregoing, Kimco's receipt of the items described in the foregoing sentence shall not in any manner be deemed a condition to closing except as set forth in Section 8.3(e) hereof and Section 8.3(e) of the MART Disclosure Letter. Kimco shall pay all fees and costs, if any, related to MART's applying for any lender's consent to the assignment and assumption of any of the Loan Documents or any other consent, estoppel, amendment or modifications related thereto, together with fees and costs, if any, charged by the lenders in connection with the Closing relating to obtaining any consent, estoppel, amendment or modification.

     7.8 Expenses. Except as otherwise provided herein, subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. All costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

     7.9 Indemnification.

     (a) Kimco and Merger Sub (the "Indemnifying Parties" and each, an "Indemnifying Party") agree that all rights to indemnification now existing in favor of the trustees or officers of MART and the trustees, directors or officers of the MART Subsidiaries, including, without limitation, MART LP (the "Indemnified Parties" and, each, an "Indemnified Party") as provided in their respective organizational documents in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time and, at the Effective Time, shall become the joint and several obligations of the Indemnifying Parties. During such period, the Indemnifying Parties shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were trustees or officers of MART or trustees, directors or officers of any MART Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), (unless such modification is required by law); provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     (b) Promptly (but in any event within ten business days) upon learning of the commencement of any action, suit demand, proceeding or investigation or the assertion of any claim or liability with respect to which an Indemnified Party may be entitled to indemnification (a "Potentially Indemnifiable Action"), such Indemnified Party shall notify the Indemnifying

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

Parties in writing of such Potentially Indemnifiable Action and the relevant facts and circumstances with respect thereto, together with a copy of such claim and all legal pleadings relating thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify prejudices the Indemnifying Parties' ability to defend such Potentially Indemnifiable Action. The Indemnifying Parties shall have, at the sole cost of the Indemnifying Parties, the right at any time to elect to assume control of the defense of any Potentially Indemnifiable Action with counsel selected by the Indemnifying Parties and reasonably acceptable to the Indemnified Party (it being agreed that Latham & Watkins LLP and Goodwin Procter LLP shall be deemed acceptable); provided, however, that an Indemnified Party shall, at such party's expense, be permitted to participate in such defense with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Indemnifying Parties. Notwithstanding the foregoing, if the Indemnified Parties have reasonably concluded (upon the advice of counsel to the Indemnified Parties) that (i) there may reasonably be legal defenses available to them that are different from or in addition to or inconsistent with those available to the Indemnifying Parties, or
(ii) there is any conflict of interest between the Indemnifying Parties and any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Potentially Indemnifiable Action with counsel selected by such Indemnified Party, which counsel shall be reasonably acceptable to the Indemnifying Parties, and the Indemnifying Parties shall pay the reasonable fees and expenses of such counsel, subject to receiving reasonable documentation of such fees and expenses. Notwithstanding any other provision of this Section 7.9(b) or the organizational documents of MART and the MART Subsidiaries, the Indemnifying Parties shall not be obligated to pay or reimburse fees and expenses of more than one counsel for all Indemnified Parties in a single Potentially Indemnifiable Action, unless any Indemnified Party has reasonably concluded (upon the advice of counsel to such Indemnified Party) that (i) there may reasonably be legal defenses available to it that are different from or in addition to or inconsistent with those available to the other Indemnified Parties, or (ii) there is any conflict of interest between any Indemnified Party and the other Indemnified Parties, in each case of which, the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of additional counsel or counsels for each such Indemnified Party with different, additional or inconsistent defenses or conflicting interests. In the event the Indemnifying Parties assume control of the defense of a Potentially Indemnifiable Action as provided in this Section 7.9, no compromise or settlement of such action may be effected by the Indemnifying Parties without the Indemnified Party's consent unless (A) there is no finding or admission of any violation by the Indemnified Party of any law, statute, rule, regulation, order or requirement of any Governmental Entity, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Parties. In connection with any Potentially Indemnifiable Action, the Indemnifying Parties and the Indemnified Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. Notwithstanding anything to the contrary set forth in this Agreement or the organizational documents of MART and the MART Subsidiaries, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent, and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In addition, the Indemnifying Parties shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by an Indemnified Party provided that the Indemnifying Parties shall have received (i) a

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

written affirmation by the Indemnified Party of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Indemnifying Parties as authorized by the applicable indemnification provision and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Indemnifying Parties if it shall ultimately be determined that the applicable standard of conduct was not met. Except as otherwise expressly provided in this Section 7.9, any indemnification or payment or reimbursement of the expenses permitted by this Section 7.9 shall be furnished pursuant to the MART Declaration of Trust, Bylaws and other organizational documents in effect on the date hereof and otherwise in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

     (c) At or prior to the Effective Time, Kimco shall purchase directors' and executive officers' liability insurance policy coverage for MART's trustees and executive officers for a period of six years following the Effective Time, which will provide the trustees and executive officers with coverage on, subject to the following sentence, terms no less favorable to such trustees and executive officers as currently provided by MART. In fulfilling its obligations under the preceding sentence, Kimco shall not be required to pay aggregate premiums in excess of 150% of the amount paid by MART in its last full fiscal year (which premiums are hereby represented and warranted by MART to be $95,000 (provided that if the premium of such coverage exceeds such amount, Kimco shall be obligated to obtain a policy with the greatest dollar amount of coverage available for such amount). MART shall have the right to reasonably review and approve any such policy, which approval shall not be unreasonably withheld.

     (d) This Section 7.9 is intended for the irrevocable benefit of, and to grant third party rights to, the indemnified parties and their respective heirs and shall be binding on all successors of Kimco. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.9.

     7.10 Certain Benefits. Except for (i) normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to MART or any of the MART Subsidiaries, (ii) as set forth in Section
5.16 of the MART Disclosure Letter, or (iii) as expressly provided in this Agreement, MART will not, and will not permit any of the MART Subsidiaries to, adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any trustee, director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any trustee, director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, restricted stock or deferred stock units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     7.11 Employment and Benefit Matters

     (a) Provision of Benefits. As soon as practicable after the Effective Time, Kimco agrees to provide the employees of MART and the MART Subsidiaries (the "MART Employees") who remain employed after the Effective Time with at least the types and levels of employee benefits (including employee contribution levels) maintained by Kimco for similarly-situated employees of Kimco. Kimco will treat, and cause the applicable benefit plans to treat, the service of MART Employees with MART or the MART Subsidiaries attributable to any period before the Effective Time as service rendered to Kimco for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) or eligibility for severance benefits or retiree welfare benefit plans. Without limiting the foregoing, Kimco shall not treat any MART Employee as a "new" employee for purposes of any exclusions or waiting periods under any health or similar plan of Kimco for a pre-existing medical condition if such MART Employee was enrolled in a health plan of MART on the Effective Date.

     (b) Compensation Agreements. Following the Effective Time, Kimco shall honor in accordance with their existing terms all written employment, change in control, and other compensation agreements, policies and arrangements disclosed in Section 5.16(a) of the MART Disclosure Letter. As of the Effective Time, MART shall pay (i) the benefits owed to the participants under MART's Cash Bonus Plan, and (ii) the termination amounts owed to each of F. Patrick Hughes and Paul F. Robinson pursuant to their respective employment agreements with MART in the event each resigns from his employment or such employment is terminated at the Effective Time. Kimco agrees to honor any existing obligation to pay terminated MART employees for properly accrued vacation in accordance with MART policy in connection with their termination. In the event any employees of MART entitled to participate in MART's Development/Redevelopment Bonus Plan, as described in Section 5.16(a) to the MART Disclosure Letter, are terminated by Kimco prior to the completion of a development or redevelopment project, Kimco agrees to pay any such employees the bonus such employees would have been entitled to under the Development/Redevelopment Bonus Plan described in Section 5.16(a) to the MART Disclosure Letter as if such project had been completed as of the employment termination date.

     (c) Continuation of Employment. No provision of this Section 7.11 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of MART or any MART Subsidiary in respect of continued employment (or resumed employment) with Kimco. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of MART or any MART Subsidiary.

     7.12 Environmental Matters. MART and Kimco shall cooperate and keep each other informed in a timely manner regarding any communications to or filings with any Governmental Entity regarding any environmental matters or conditions at the MART Properties and MART

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

shall not submit any written communication or filing to any such Governmental Entity without the prior written consent of Kimco, which consent shall not be unreasonably withheld.

     7.13 REIT Status. From and after the date hereof until the Closing, MART will:

     (a) comply with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes (it being understood that the failure to pay a dividend to shareholders, as required by this agreement, shall not be deemed a breach of this Section 7.13 hereof) and provided further, that in the event MART reasonably believes that it is required to take any other action in order to comply with this Section 7.13 and that such action is inconsistent with any other obligation or restriction imposed upon MART under this Agreement, MART shall so notify Kimco and MART shall not be deemed in breach of this Agreement by virtue of the inconsistent obligation or restriction if it has obtained the prior consent of Kimco (which shall not be unreasonably withheld or delayed); and

     (b) not enter into any new, or materially modify any existing Tax Protection Agreements.

     7.14 Internal Restructuring. As soon as reasonably practicable following the date hereof, MART shall cause MART to form separate Maryland business trusts (in form and substance agreed to or acceptable to Kimco) and to convey and contribute all of its right, title and interest in and to any and all real property owned of record by it, to such respective newly-formed business trusts in exchange for all of the outstanding shares of beneficial interest thereof. At least five business days prior to the Closing Date, MART shall contribute all of the beneficial interests in the newly-formed business trusts to MART LP. The actions described in this Section 7.14, in the aggregate, shall be hereinafter referred to as the "Restructuring."

     7.15 Transactions Relating to MART LP. At or about the time of the mailing of the Proxy Statement, the Exchange Offer (as described in Exhibit D) shall be commenced. Neither the commencement nor the completion of the Exchange Offer (as described in Exhibit D) shall be a condition to either party's obligation to consummate the Merger. The terms and conditions of Exhibit D shall be incorporated herein by reference.

                             ARTICLE 8 - Conditions

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of shareholders of MART.

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

     (b) None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition (excluding for these purposes, orders, rulings, injunctions, restraints or prohibtions arising out of or relating to derivative, class action or other claims by security holders of MART) which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

     (c) All required Governmental Approvals, if any, shall have been obtained.

     8.2 Conditions to Obligation of MART to Effect the Merger. The obligation of MART to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by MART:

     (a) Each of the representations and warranties of Kimco and Merger Sub contained in this Agreement qualified as to materiality or Kimco Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Kimco and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time, and MART shall have received a certificate, dated the Closing Date, signed on behalf of Kimco by the Chief Executive Officer of Kimco to the foregoing effect.

     (b) Kimco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and MART shall have received a certificate, dated the Closing Date, signed on behalf of Kimco by the Chief Executive Officer of Kimco to the foregoing effect.

     8.3 Conditions to Obligation of Kimco to Effect the Merger. The obligations of Kimco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Kimco:

     (a) Each of the representations and warranties of MART contained in this Agreement qualified as to materiality or MART Material Adverse Effect shall be true and correct in all respects and the representations and warranties of MART contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time, and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect.

     (b) MART shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect.

     (c) At closing, Kimco shall have received the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC, in the form attached hereto as Exhibit E, regarding the qualification of MART as a REIT under the Code and the treatment of MART LP and all MART Subsidiaries (which are organized as partnerships or limited liability companies or which file tax returns as partnerships) as partnerships and not as associations taxable as corporations or publicly-traded partnerships for federal income tax purposes since the acquisition of such MART Subsidiaries by MART. For purposes of such opinion, Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC may rely on (in addition to customary assumptions and representations for opinions of this type) assumptions to the effect that (A) MART will satisfy its REIT distribution requirements for its current taxable year (as a result of the Merger or otherwise), and (B) no action will be taken following the Merger that is inconsistent with MART's status as a REIT for any period prior to the Merger.

     (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning or other event affecting MART or any of the MART Subsidiaries, that has had or could reasonably be expected to have a MART Material Adverse Effect and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect. For purposes of this Section 8.3(d), a MART Material Adverse Effect will not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by courts or Governmental Entities, including changes in tax statutes, regulations or rulings generally applicable to REITs, (B) changes in GAAP or accounting principles generally applicable to REITs, (C) the effects of compliance with and prosecution of this Agreement on the operating performance of MART, (D) general changes in the economy or financial markets of the United States relating to or arising from acts of war or terrorism or other changes in the general U.S. and global economic conditions, in either case, other than those that would have a materially disproportionate financial effect, relative to other industry participants, on MART and the MART Subsidiaries taken as a whole, (E) any actions taken, or inaction or failure to act, by MART at the request or direction, following the date of this Agreement, of Kimco and Merger Sub, or resulting from Kimco's refusal to consent to the taking of an action otherwise prohibited by this Agreement.

     (e) The consents set forth in Section 8.3(e) of the MART Disclosure Letter (including those consents required from the lenders listed in such section of the MART Disclosure Letter) shall have been obtained in form and substance reasonably satisfactory to Kimco subject to the limitations described in Section 8.3(e) of the MART Disclosure Letter.

     (f) MART shall have consummated the Restructuring.

     (g) MART shall have caused each officer, trustee or other employee who has an outstanding loan from, or other debt obligations to, MART or any MART Subsidiary, for any purpose, to repay such loan.

     (h) MART shall have delivered to Kimco a payoff letter with respect to any indebtedness listed on Section 8.3(h) of the MART Disclosure Letter.

     (i) None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of MART, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

                            ARTICLE 9 - Termination

     9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of MART:

     (a) by mutual written consent of the parties duly authorized by the Board of Directors of Kimco and the Board of Trustees of MART;

     (b) by either Kimco or MART, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued a judgment, injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such judgment, injunction, order, decree, ruling or other action shall have become final and non-appealable; provided, however, that this right shall not be available to any party whose failure to comply with the terms of this Agreement has been the cause of, or materially contributed to, such action;

     (c) by Kimco upon a breach of any representation, warranty, covenant or agreement on the part of MART set forth in this Agreement, or if any representation or warranty of MART shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied or cured by the Termination Date (as defined below);

     (d) by MART upon a breach of any representation, warranty, covenant or agreement on the part of Kimco or Merger Sub set forth in this Agreement, or if any representation or warranty of Kimco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied or cured by the Termination Date;

     (e) by Kimco if (i) the Board of Trustees of MART shall have failed to make, or shall have withdrawn, modified, amended or qualified its approval of, or recommendation of the Merger or any of the transactions contemplated hereby in a manner adverse to Kimco, or shall have failed to include the recommendation of its Board of Trustees that the shareholders of MART approve the Merger in the Proxy Statement; or (ii) the Board of Trustees of MART shall have (x) recommended that the shareholders of MART accept or approve an Acquisition Proposal, or (y) failed to recommend that the shareholders of MART reject or not accept an Acquisition Proposal that has been made public (or MART or its Board shall have resolved to do such) within seven (7) business days of such Acquisition Proposal having been made public;

     (f) by either Kimco or MART if the Merger shall have failed to receive the requisite vote for approval by the shareholders of MART upon the holding of a duly convened Shareholders Meeting or adjournment thereof;

     (g) by either Kimco or MART, if the Merger shall not have been consummated on or before the Termination Date; provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(g) if the party seeking such termination is in material breach of any term of this Agreement; or

     (h) by MART, if prior to the Effective Time, the Board of Trustees of MART, in accordance with Section 7.1(c) hereof, shall have withdrawn, modified, amended or qualified its recommendation of the Merger in a manner adverse to Kimco and recommended that the MART shareholders approve or accept a Superior Proposal, provided that (i) MART and the Board of Trustees of MART shall have complied with Section 7.1 in all respects, and (ii) MART shall, concurrently with such termination, pay Kimco the Termination Amount and the Break-Up Expenses, as required by Section 9.2.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement. For the purposes of this Agreement, the "Termination Date" shall mean December 15, 2003.

     9.2 Effect of Termination.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall immediately become void and have no effect, all rights and obligations of any party hereto shall cease except for agreements contained in Section 10.5 and neither party shall have any liability to the other parties or any of their affiliates, directors, trustees, officers or shareholders; provided, however, that nothing herein shall relieve any party from the obligation to make payments to another party as required pursuant to this Article 9.

     (b) If (A) Kimco terminates this Agreement pursuant to (x) Section 9.1(c) as a result of a willful breach by MART, (y) Section 9.1(e), or (z) Section 9.1(f) in circumstances in which the Board of Trustees of MART failed to make, or withdrew, modified, amended or qualified its approval or recommendation of the Merger in a manner adverse to Kimco, or (B) MART terminates this Agreement pursuant to Section 9.1(h), then in any such event MART shall pay to Kimco an amount in cash equal to (i) $15,500,000 (the "Termination Amount") in addition to (ii) any Kimco Break-Up Expenses (as defined in Section 9.2(c) hereof) that may be payable by MART to Kimco pursuant to Section 9.2(c), subject to the provisions of Section 9.3.

     (c) If (A) Kimco terminates this Agreement pursuant to (x) Section 9.1(c) as a result of a material breach (including, without limitation, a willful breach) by MART, (y) Section 9.1(e), or (z) Section 9.1(f) in circumstances in which the Board of Trustees of MART failed to make, or withdrew, modified, amended or qualified its approval or recommendation of the Merger in a manner adverse to Kimco; (B) MART terminates this Agreement pursuant to Section 9.1(h), or (C) if either party terminates this Agreement pursuant to Section 9.1(g) in circumstances in which the only condition to Closing in Article VIII hereof that has not been satisfied or waived as of the Termination Date is Section 8.3(i), then in any such event, MART shall pay all of Kimco's out-of-pocket costs and expenses incurred in connection with this

Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers in an amount not to exceed the lesser of the actual amount of such costs and expenses incurred and $2,500,000 (all such expenses, "Kimco Break-Up Expenses"), subject to the provisions of Section 9.3.

     (d) If (A) prior to MART's Shareholders Meeting, an Acquisition Proposal has been received by MART or a Person has publicly disclosed an Acquisition Proposal or an intent or desire to make an Acquisition Proposal and (B) at any time prior to the twelve month anniversary of the termination of this Agreement by either party pursuant to Section 9.1(f), MART enters into a letter of intent, agreement in principle or agreement relating to an Acquisition Proposal with a Person other than Kimco or MART's Board of Trustees recommends or resolves to recommend that MART' shareholders approve an Acquisition Proposal with a Person other than Kimco, then upon the consummation of such transaction, MART shall pay to Kimco the Termination Amount and the Kimco Break-Up Expenses in accordance with the provisions of Section 9.3, which amount shall be reduced by any monies previously paid by MART to Kimco pursuant to Section 9.2(c). At any time prior to the twelve month anniversary of the termination of this Agreement, MART shall not enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal with a Person other than Kimco unless such letter of intent, agreement in principle or agreement provides that such Person shall, upon the consummation of the transaction contemplated thereby, pay any Termination Amount and any Kimco Break-Up Expenses due Kimco under this Section 9.2(d) in accordance with the provisions of this Article 9.

     (e) If MART terminates this Agreement pursuant to Section 9.1(d), as a result of a material breach by Kimco (including, without limitation, a willful breach), then Kimco shall pay all of MART's out-of-pocket costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers in an amount not to exceed the lesser of the actual amount of such costs and expenses incurred and $2,500,000 (the "MART Break-Up Expenses" and, together with the Kimco Break-Up Expenses, the "Break-Up Expenses"), subject to the provisions of Section 9.3.

     (f) If required under this Section 9.2, the payment of the Break-Up Expenses and, if applicable, the Termination Amount, shall be paid in immediately available funds within two (2) business days after the date of the event giving rise to the obligation to make such payment; provided that, in connection with a termination pursuant to Section 9.1(h), the Termination Amount and Break-Up Expenses shall be paid concurrently with such termination as contemplated by Section 9.1(h) and, in the case of payment of the Termination Amount pursuant to Section 9.2(d), the Termination Amount shall be paid upon the consummation of such transaction as contemplated in such Section 9.2(d). The parties acknowledge and agree that the provisions for payment of the Termination Amount and/or the Break-Up Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the parties to enter into this Agreement and to reimburse the parties for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if either party fails to pay promptly the Termination Amount and/or Break-Up Expenses due under this Section 9.2, the defaulting party shall reimburse the other party on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

     (g) Notwithstanding anything to the contrary in this Agreement, Kimco expressly acknowledges and agrees that, with respect to any termination of this Agreement in circumstances where the Termination Amount and/or Kimco Break-Up Expenses are payable in accordance with this Section 9.2, the payment of the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, shall constitute liquidated damages with respect to any claim for damages or any other claim which Kimco would otherwise be entitled to assert against MART or any of the MART Subsidiaries or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Kimco. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, are payable in accordance with this Section 9.2, the right to such payments: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in this Section 9.2, Kimco hereby agrees that, upon any termination of this Agreement in circumstances where the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, are payable in accordance with this Section 9.2, in no event shall Kimco (A) seek to obtain any recovery or judgment against MART or any MART Subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     (h) Notwithstanding anything to the contrary in this Agreement, MART expressly acknowledges and agrees that, with respect to any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with this Section 9.2, the payment of the MART Break-Up Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which MART would otherwise be entitled to assert against Kimco or Merger Sub or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to MART. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with Section 9.2, the right to such payments (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in this Section 9.2, MART hereby agrees that, upon any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with this Section 9.2, in no event shall MART (A) seek to obtain any recovery or judgment against Kimco or any of the Kimco Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     (i) Notwithstanding any provision to the contrary herein, the aggregate amount of the Termination Amount or Kimco Break-Up Expenses, as the case may be, pursuant to this Section 9.2 shall be subject to the limitations set forth in
Section 9.3.

     9.3 Payment of Termination Amount or Expenses.

     (a) In the event that MART is obligated to pay Kimco the Termination Amount and/or the Kimco Break-Up Expenses pursuant to Section 9.2 (the "Kimco Section
9.2 Amount"), MART shall pay to Kimco from the applicable Kimco Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the Kimco Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to Kimco without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Kimco's independent certified public accountants, plus (2) in the event Kimco receives either (X) a letter from Kimco's counsel indicating that Kimco has received a ruling from the IRS described in Section 9.3(b)(ii) or (Y) an opinion from Kimco's outside counsel as described in Section 9.3(b)(ii), an amount equal to the Kimco Section 9.2 Amount less the amount payable under clause (1) above. To secure MART's obligation to pay these amounts, MART shall deposit into escrow an amount in cash equal to the Kimco Section 9.2 Amount with an escrow agent selected by Kimco and on such terms (subject to Section 9.3(b)) as shall be agreed upon by Kimco and the escrow agent. The payment or deposit into escrow of the Kimco Section 9.2 Amount pursuant to this Section 9.3(a) shall be made within two (2) business days of the event which gives rise to the payment of the Kimco Section 9.2 Amount by wire transfer or bank check. Notwithstanding anything to the contrary in this Agreement, if MART shall not have paid the Kimco Section 9.2 Amount within the period set forth in the preceding sentence, Kimco shall also be entitled to receive interest on such Kimco Section 9.2 Amount, commencing on the date that the Kimco Section 9.2 Amount became due, at a rate per annum equal to the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

     (b) The escrow agreement described in Section 9.3(a) shall provide that the Kimco Section 9.2 Amount in escrow or any portion thereof shall not be released to Kimco unless the escrow agent receives any one or combination of the following: (i) a letter from Kimco's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Kimco without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Kimco's accountants revising that amount, in which case the escrow agent shall release such amount to Kimco, or
(ii) a letter from Kimco's counsel indicating that Kimco received a ruling from the IRS holding that the receipt by

Kimco of the Kimco Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Kimco's outside counsel has rendered a legal opinion to the effect that the receipt by Kimco of the Kimco Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Kimco Section 9.2 Amount to Kimco. MART agrees to amend this Section 9.3 at the request of Kimco in order to (x) maximize the portion of the Kimco Section 9.2 Amount that may be distributed to Kimco hereunder without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Kimco's chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist Kimco in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(b). The escrow agreement shall also provide that any portion of the Kimco Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to MART. MART shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     (c) In the event that Kimco is obligated to pay MART the MART Break-Up Expenses pursuant to Section 9.2 (the "MART Section 9.2 Amount"), Kimco shall pay to MART from the applicable MART Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the MART
Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to MART without causing MART to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by MART's independent certified public accountants, plus (2) in the event MART receives either (X) a letter from MART's counsel indicating that MART has received a ruling from the IRS described in Section 9.3(d)(ii) or (Y) an opinion from MART's outside counsel as described in Section 9.3(d)(ii), an amount equal to the MART Section 9.2 Amount less the amount payable under clause (1) above. To secure Kimco's obligation to pay these amounts, Kimco shall deposit into escrow an amount in cash equal to the MART
Section 9.2 Amount with an escrow agent selected by MART and on such terms (subject to Section 9.3(d)) as shall be agreed upon by MART and the escrow agent. The payment or deposit into escrow of the MART Section 9.2 Amount pursuant to this Section 9.3(c) shall be made within two (2) business days of the event which gives rise to the payment of the MART Section 9.2 Amount by wire transfer or bank check. Notwithstanding anything to the contrary in this Agreement, if MART shall not have paid the MART Section 9.2 Amount within the period set forth in the preceding sentence, MART shall also be entitled to receive interest on such MART Section 9.2 Amount, commencing on the date that the MART Section 9.2 Amount became due, at a rate per annum equal to the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

     (d) The escrow agreement described in Section 9.3(c) shall provide that the MART Section 9.2 Amount in escrow or any portion thereof shall not be released to MART unless the escrow agent receives any one or combination of the following: (i) a letter from MART's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to MART without causing MART to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from MART's accountants revising that amount, in which case the escrow agent shall release such amount to MART, or
(ii) a letter from MART's counsel indicating that MART received a ruling from the IRS holding that the receipt by MART of the MART Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, MART's outside counsel has rendered a legal opinion to the effect that the receipt by MART of the MART Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the MART Section 9.2 Amount to MART. Kimco agrees to amend this Section 9.3 at the request of MART in order to (x) maximize the portion of the MART Section 9.2 Amount that may be distributed to MART hereunder without causing MART to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code, (y) improve MART's chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist MART in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(b). The escrow agreement shall also provide that any portion of the MART Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to Kimco. Kimco shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     9.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, Board of Trustees or Manager, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto (it being understood that Merger Sub and Kimco may not extend the time for each others' obligations), (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                        ARTICLE 10 - GENERAL PROVISIONS

     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

     10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  If to Kimco or Merger Sub:

                  Kimco Realty Corporation
                  3333 New Hyde Park Road
                  New Hyde Park, NY  11042

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

                  Fax No. (516) 869-2533
                  Attn: Michael Pappagallo
                        Bruce Rubenstein, Esq.

                  With copies to:

                  Goodwin Procter LLP
                  Exchange Place
                  Boston, MA 02109
                  Fax No. (617) 523-1231
                  Attn: Gilbert G. Menna, P.C.

                  If to MART:

                  Mid-Atlantic Realty Trust
                  170 West Ridgely Road
                  Suite 210
                  Lutherville, MD  21093
                  Fax No. (410) 859-5685
                  Attn: Paul F. Robinson

                  With copies to:

                  Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC The Garrett Building
                  233 East Redwood Street
                  Baltimore, MD 21202
                  Fax No. (410) 576-4246
                  Attn: Abba David Poliakoff, Esq.

                  and

                  Hunton & Williams
                  Riverfront Plaza, East Tower
                  951 East Byrd Street
                  Richmond, VA 23219-4074
                  Fax No. (804) 788-8218
                  Attn: David C. Wright, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may assign any of its rights under this Agreement to another subsidiary of Kimco (specifying that such subsidiary shall take the place of Merger Sub as a constituent party to the Merger) provided Kimco and Merger Sub shall remain obligated

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

hereunder in all respects. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4 Entire Agreement. The MART Disclosure Letter and all Exhibits and Schedules attached hereto or thereto and referred to herein or therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. This Agreement, the Exhibits attached hereto, the MART Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5 Confidentiality.

     (a) Each of MART and Kimco will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between MART and Kimco dated as of January 8, 2003.

     (b) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state Securities Laws.

     10.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Trustees, as applicable, at any time before or after approval of matters presented in connection with the Merger by the shareholders of MART, but after any such shareholder approval, no amendment shall be made which (i) alters the amount or changes the form of the Merger Consideration, or (ii) by law requires the further approval of shareholders without, in either case, obtaining shareholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws. Each of MART and Kimco hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the "Maryland Courts") for any litigation

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

arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Maryland.

     10.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and

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

to enforce specifically the terms and provisions thereof in any Maryland Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 Certain Definitions.

     (a) As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

     (b) As used in this Agreement, the word "Person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

     (c) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     10.15 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, upon notice to MART not less than 10 business days prior to the Shareholders' Meeting, Kimco shall be entitled to revise the structure of the Merger so as to provide for (i) the merger of Merger Sub into MART (with MART as the Surviving Entity), or (ii) the merger of another directly or indirectly, wholly-owned subsidiary of Kimco, other than Merger Sub, with MART (with either of MART or such subsidiary surviving). In addition, MART will take such other action as may be reasonably requested by Kimco to help reduce any adverse tax implications arising out of the transactions contemplated hereby, provided, that, nothing in this Section 10.15 shall (a) subject the MART shareholders to adverse tax consequences, (b) change the amount or form of consideration to be received by the MART shareholders, (c) alter to the detriment of the MART shareholders the benefits to be received by them hereunder, (d) jeopardize or materially delay or impede the receipt of any required regulatory or third Party approvals or consents or add any additional regulatory or third party approvals or consents relating to the consummation of the Merger, (e) impede or delay consummation of the Merger, or create any new condition to Closing, (f) reduce the obligations of any party hereunder including, but not limited to, Kimco's obligations to provide the Merger Consideration and perform its other undertakings hereunder after the Effective Time or (g) adversely affect MART or the MART Subsidiaries or otherwise increase the obligations of MART or the MART Subsidiaries. The parties shall execute an appropriate amendment to this Agreement and any related documents necessary to reflect any such revised structure.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       KIMCO REALTY CORPORATION


                                       By:  /s/ Michael V. Pappagallo
                                          ---------------------------
                                          Name:  Michael V. Pappagallo
                                          Title: Vice President/Chief Financial
                                                  Officer

                                       KIMCO ACQUISITION REAL ESTATE INVESTMENT
                                        TRUST


                                       By: /s/ Michael V. Pappagallo
                                          --------------------------
                                          Name:  Michael V. Pappagallo
                                          Title: Trustee

                                       MID-ATLANTIC REALTY TRUST


                                       By:  /s/ F. Patrick Hughes
                                          -----------------------
                                          Name:  F. Patrick Hughes
                                          Title: President & Chief Executive
                                                  Officer